Exhibit 10.1

CREDIT AGREEMENT

between

VERTEX ENERGY, INC.,
as Borrower

and

BANK OF AMERICA, N.A.,
Lender

As of August 31, 2012

SECTION 6	SECURITY AND GUARANTIES.	29
6.1	Collateral	29
6.2	Financing Statements	30
6.3	Guaranties	30
6.4	Reserves	30
SECTION 7	REPRESENTATIONS AND WARRANTIES.	30
7.1	Existence, Good Standing, and Authority to do Business	30
7.2	Subsidiaries	30
7.3	Authorization, Compliance, and No Default	30
7.4	Enforceability	30
7.5	Litigation	30
7.6	Taxes	30
7.7	Environmental Matters	31
7.8	Ownership of Assets; Intellectual Property	31
7.9	Liens	31
7.10	Debt	31
7.11	Insurance	31
7.12	Place of Business; Real Property	31
7.13	Purpose of Credit Facilities	31
7.14	Trade Names	31
7.15	Transactions with Affiliates	31
7.16	Financial Information	32
7.17	Material Agreements and Funded Debt	32
7.18	ERISA.	32
7.19	Tax Shelter Regulations	32
SECTION 8	AFFIRMATIVE COVENANTS.	32
8.1	Items to be Furnished	32
8.2	Books, Records and Inspections	34
8.3	Taxes	34
8.4	Compliance with Laws	34
8.5	Maintenance of Existence, Assets, and Business	34
8.6	Insurance	34
8.7	Environmental Laws	35
8.8	ERISA	35
8.9	Use of Proceeds	35
8.10	Application of Insurance and Eminent Domain Proceeds	35
8.11	New Subsidiaries	35
8.12	Expenses	35
8.13	Primary Depositary Institution	36
8.14	Further Assurances	36
SECTION 9	NEGATIVE COVENANTS.	36
9.1	Debt	36
9.2	Liens	36
9.3	Compliance	36
9.4	Loans and Investments	36
9.5	Dividends	36
9.6	Acquisition, Mergers, and Dissolutions	37
9.7	Assignment	37
9.8	Fiscal Year and Accounting Methods	37

9.9	Sale of Assets	37
9.10	New Businesses	37
9.11	Transactions with Affiliates	37
9.12	Payroll Taxes	37
9.13	Prepayment of Debt	38
9.14	Purchase Agreement	38
SECTION 10	FINANCIAL COVENANTS.	38
10.1	Fixed Charge Coverage Ratio	38
10.2	Senior Funded Debt to EBITDA Ratio	38
10.3	Minimum Tangible Net Worth	38
SECTION 11	DEFAULT.	38
11.1	Payment of Obligation	38
11.2	Covenants	38
11.3	Debtor Relief	38
11.4	Judgments	39
11.5	False Information; Misrepresentation	39
11.6	Default Under Other Agreements	39
11.7	Validity and Enforceability of Loan Documents	39
11.8	Swap Agreement	39
11.9	Change of Management or Control	39
11.10	Material Adverse Event	39
11.11	LCs	39
11.12	Default under the CMT Lease	40
SECTION 12	RIGHTS AND REMEDIES.	40
12.1	Remedies Upon Default	40
12.2	Waivers	40
12.3	No Waiver	40
12.4	Performance by Lender	40
12.5	Cash Collateral	40
12.6	Cumulative Rights	40
SECTION 13	MISCELLANEOUS.	41
13.1	Governing Law	41
13.2	Invalid Provisions	41
13.3	Multiple Counterparts and Electronic Signatures	41
13.4	Notice	41
13.5	Binding Effect; Survival	41
13.6	Amendments	41
13.7	Participants	41
13.8	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	42
13.9	Arbitration; Waiver of Jury Trial	42
13.10	INDEMNITY	43
13.11	USA Patriot Act Notice	44
13.12	Entirety	44

SCHEDULES AND EXHIBITS

SCHEDULE 1	Parties, Addresses, and Wiring Information
SCHEDULE 2	Existing Debt and Liens
SCHEDULE 5	Conditions Precedent
SCHEDULE 7.2	Subsidiaries
SCHEDULE 7.5	Litigation
SCHEDULE 7.7	Environmental
SCHEDULE 7.12	Place of Business
SCHEDULE 7.14	Trade Names
SCHEDULE 7.15	Transactions with Affiliates
SCHEDULE 7.17	Material Agreements

EXHIBIT A-1	Revolving Note
EXHIBIT A-2	Term Note
EXHIBIT B	Loan Request
EXHIBIT C	Borrowing Base Certificate
EXHIBIT D	Compliance Certificate
EXHIBIT E	Security Agreement
EXHIBIT F	Corporate Guaranty
EXHIBIT G	Conversion/Continuation Request

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of August 31, 2012, between VERTEX ENERGY, INC., a Nevada corporation (“Borrower”), and BANK OF AMERICA, N.A.  (“Lender”).

RECITALS

A.          Borrower has requested that Lender extend credit to Borrower in the maximum principal amount of $10,000,000 in the form of a revolving credit facility.

B.           Borrower has requested that Lender make a loan to Borrower in the original principal amount of $8,500,000 in the form of a single advance term loan to be made on the Closing Date.

C.           Lender is willing to extend the requested credit on the terms and conditions of this Agreement.

Accordingly, Borrower and Lender agree as follow:

SECTION 1 DEFINITIONS AND TERMS.

1.1           Definitions.  As used in the Loan Documents:

Acquisition means the acquisition by Borrower of all of the issued and outstanding Equity Interests of Target from Holdings and of certain real property from B&S LP, pursuant to the terms of the Purchase Agreement.

Affiliate means as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, that Person.  For purposes of this definition (a) “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies of a Person, whether through ownership of voting interests or other ownership interests, by contract, or otherwise, and (b) the term “Affiliate” includes each officer and director of any Company, and each of the following as “Affiliates” of the others:  (i) each Guarantor; (ii) Borrower, and (ii) each Company.

Agreement means this Credit Agreement, and all exhibits and schedules to this Agreement, in each case as amended, supplemented, or restated from time to time.

Applicable Margin means, when determined, (a) for LIBOR Loans, 2.75%, and (b) for Base Rate Loans, 0.00%.

Auto-Renewal LC is defined in Section 2.5(a)(iv).

B&S LP means B&S Cowart Family, L.P., a Texas limited partnership.

Bank of America means Bank of America, N.A., and its successors.

Bank Product Provider means Lender or any Affiliate of Lender.

Bank Products means any one or more of the following types or services or facilities provided to Borrower by a Bank Product Provider:  (a) credit cards and stored value cards, (b) Cash Management Agreements and similar or related services, including (i) the automated clearinghouse transfer of funds for the account of Borrower pursuant to agreement or overdraft for any accounts of Borrower maintained with Lender or any Bank Product Provider and (ii) controlled disbursement services, and (c) Swap Contracts if and to the extent permitted hereunder.  Any of the foregoing shall only be included in the definition of the term “Bank Products” to the extent that the Bank Product Provider has been approved by Lender in writing.

Base Rate  means, for any day, a fluctuating rate per annum equal to Prime Rate.

Base Rate Loan means a Loan bearing interest based on the Base Rate.

BBA LIBOR means the British Bankers Association LIBOR Rate.

Borrowing Base means, when determined, an amount equal to the total of (a) 80% of Eligible Accounts, plus (b) 80% of Eligible Inventory, minus (c) any Reserves established by Lender and in effect at such time, in each case as shown on the most recent Borrowing Base Certificate.  Inventory will be valued at the lower of average cost or market as set out in the Current Financials.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit C which is signed by a Responsible Officer.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s Office is located and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Capital Expenditures means, for any period and without duplication, (a) the gross amount of expenditures for fixed or capital assets determined in accordance with GAAP (excluding any such assets acquired in connection with normal replacement and maintenance programs properly expensed in accordance with GAAP), plus (b) to the extent not included in clause (a), the aggregate principal portion of all payments under any capital lease required to be capitalized in accordance with GAAP (excluding the portion thereof allocable to interest expense).

Cash Collateralize means to pledge and deposit with or deliver to Lender, as collateral for the LC Exposure, cash or deposit account balances pursuant to documentation in Proper Form.

Cash Management Agreement means one or more treasury management, cash management, or lockbox agreements (or a combination of such agreements) entered into by one or more of the Companies and Lender under which amounts paid to Borrower are automatically deposited into Borrower’s accounts with Lender and such accounts are swept or debited via ACH transactions and amounts are automatically invested overnight or are repaid under the Revolving Credit Facility, as such agreements may be amended or replaced from time to time.

Change of Control means (a) Benjamin P. Cowart ceases to own and control at least 40% of the Equity Interests of Borrower, (b) following the Acquisition, Borrower at any time ceases to own and control 100% of the Equity Interests of Target or Vertex-GP, (c) following the Acquisition, Target at any time ceases to own 100% of the Equity Interests of CMT, Crossroad Carriers, Vertex Recovery, or H&H or (d) following the Acquisition, Vertex-GP ceases to be the sole general partner of CMT, Crossroad Carriers, Vertex Recovery, or H&H.

Change of Management means Benjamin P. Cowart ceases to be actively involved in the day-to-day management or operation of Borrower and its Subsidiaries.

Closing Date means September 11, 2012.

CMT means Cedar Marine Terminals, L.P., a Texas limited partnership.

CMT Lease means that certain Lease Agreement dated as of July 25, 1997, between CP Terminal, LLC, as landlord, and TRW Trading, Inc., as tenant, to which CMT has succeeded as tenant, and as renewed, extended, modified, or supplemented from time to time.

Collateral is defined in Section 6.1.

Commitment means Lender’s obligation and commitment to make (a) Loans and LC Credit Extensions under the Revolving Credit Facility up to the Revolving Committed Amount, and (b) the Term Loan in a single advance in the Term Loan Committed Amount.

Company or Companies means, at any time, Borrower and each of Borrower’s Subsidiaries.

Compliance Certificate means a certificate substantially in the form of Exhibit D signed by a Responsible Officer.

Continue, Continuation, and Continued shall refer to the continuation of a LIBOR Loan from one Interest Period to the next Interest Period as provided in Section 3.10.

Convert, Conversion, and Converted shall refer to a conversion of one Type of Loan into another Type of Loan as provided in Section 3.10.

Conversion/Continuation Notice means a notice substantially in the form of Exhibit G.

Credit Extension means a Loan or an LC Credit Extension.

Crossroad Carriers means Crossroad Carriers, L.P., a Texas limited partnership.

Current Financials means, when determined, the consolidated financial statements of Borrower and the other Companies most recently delivered to Lender pursuant to Section 8.1.

Debt means (without duplication), for any Person, (a) all obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities, (b) liabilities to the extent secured (or for which and to the extent the holder of the Debt has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (c) capital leases and other obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, (d) all guaranties, endorsements, letters of credit, and other contingent liabilities with respect to Debt or obligations of others, and (e) the net obligation of such Person under any Swap Contract (which, on any date, shall be deemed to be the Swap Termination Value as of such date).  For purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

Debtor Relief Laws means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Deed of Trust means (a) that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and UCC Financing Statement for Fixture Filing dated as of the date hereof, executed by Borrower, as grantor, to PRLAP, Inc., as trustee, for the benefit of Lender, with respect to the Harris County Property, (b) that that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and UCC Financing Statement for Fixture Filing dated as of the date hereof, executed by Borrower, as grantor, to PRLAP, Inc., as trustee, for the benefit of Lender, with respect to the Nueces County Property, (c) that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and UCC Financing Statement for Fixture Filing dated as of the date hereof, executed by Borrower, as grantor, to PRLAP, Inc., as trustee, for the benefit of Lender, with respect to the Travis County Property, (d) that certain Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and UCC Financing Statement for Fixture Filing dated as of the date hereof, executed by CMT, as grantor, to PRLAP, Inc., as trustee, for the benefit of Lender, with respect to the Leasehold Property, and (e) each other deed of trust in form and substance reasonably acceptable to Lender, and executed by any Company, as grantor, in favor of PRLAP, Inc., as trustee, for the benefit of Lender, to secure the Obligation.

Default is defined in Section 11.

Default Rate means, from day to day, an annual rate of interest equal to the lesser of (a) the Base Rate plus 4%, and (b) the Maximum Rate.

Disposition means the sale, lease, transfer, conveyance, assignment, license, or other disposition (including any sale and leaseback transaction) of any asset by any Person, including any sale, assignment, transfer, conveyance, or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Dollar, Dollars or $ mean lawful money of the U.S.

EBITDA means, when determined for the applicable period, consolidated net income of the Companies plus income taxes (to the extent deducted from net income), plus interest expense, plus depreciation and amortization expense, plus other non-cash charges, or minus other non-cash gains, plus, to the extent approved by Lender, transaction costs and expenses incurred by Borrower in connection with the Purchase Agreement and the consummation of the Acquisition.  The EBITDA amount of Holdings and its Subsidiaries for periods prior to the Acquisition will be added to the trailing twelve months calculation of EBITDA of the Companies, subject to Lender’s approval of such EBITDA amount.

Eligible Accounts means an account or account receivable of any Company in which Lender holds a first-priority perfected security interest and which satisfies all of the following requirements:

(a)	it has not been outstanding more than 90 days after the relevant invoice date;
(b)	it has not been outstanding more than 60 days after the date it became due and payable;
(c)
it arises from the sale or lease of goods or from services rendered, such goods have been shipped or delivered to the account debtor under such account or such services have been fully performed and have been accepted by the account debtor, and such Company’s full right to payment for all sums due from such account debtor with respect to such account shall have been earned and then be due and payable;

(d)
it is a valid and legally enforceable obligation of the account debtor thereunder according to its express terms, and is not subject to any offset, counterclaim, crossclaim, or other defense on the part of such account debtor denying liability thereunder in whole or in part;

(e)
it is not subject to any mortgage, lien, security interest, right of a surety under a performance bond or otherwise or similar adverse rights or interests whatsoever other than the security interests granted to Lender under the Loan Documents;

(f)
it is evidenced by an invoice dated the date of shipment (in the case of goods sold or leased) or the date of performance (in the case of services rendered) and having payment terms acceptable to Lender, and is not evidenced by an instrument, note, draft, title retention and lien instrument, security agreement, acceptance, conditional sales contract, chattel mortgage or chattel paper and, if requested by Lender, a copy of such invoice shall have been delivered to and received by Lender;

(g)	it is not owed by an account debtor which is an Affiliate of any Company;
(h)	it does not constitute, require or provide for progress billings, retainages or deferred payments under a contract not fully performed;
(i)
it does not constitute, in whole or in part, interest or finance charges on outstanding balances, any amount received as a down payment or prepayment or other principal reduction or similar payment, any chargebacks or contra amounts or accounts;

(j)	it is an account with respect to which no return, repossession, rejection, cancellation, or repudiation shall have occurred or have been threatened;
(k)	it is an account with respect to which such Company continues to be in full conformity with the representations, warranties and covenants of such Company made with respect thereto;
(l)
it is not subject to any sales terms, trial terms, sales-or-return terms, consignment terms, guaranteed sales or performance terms, minimum sales terms, C.O.D. terms, cash terms, or similar terms or conditions;

(m)	it is not owed by an account debtor which is a Foreign Person;
(n)
it is not an account subject, in whole or in part, to any “bill and hold” or similar arrangement pursuant to which the invoice is delivered prior to the actual delivery of the sold or leased goods or the performance of the services;

(o)
it is not an account owed by the United States Government or any other Governmental Authority unless such account arises from a government contract that is a United States Government contract in Proper Form and such Company and Lender have completed and executed all forms and documents necessary to assign  such Company’s right, title and interest in such contract and all accounts and other rights arising thereunder to Lender in compliance with the Federal Assignment of Claims Act of 1940, as amended;

(p)
it is not owed by an account debtor with respect to which thirty percent (30%) or more of such account debtor’s total accounts owing to the Companies would not be deemed to be Eligible Accounts under clause (a) or (b) above;

(q)
it is not owed by an account debtor whose aggregate account balance with such Company exceeds twenty-five percent (25%) of the total value of such Company’s total Accounts, provided that, such accounts shall be excluded from the definition of Eligible Account only to the extent to which such accounts exceed twenty-five percent (25%) of the accounts of such Company; and

(r)
it is not owed by an account debtor which is subject to any Debtor Relief Law or whose obligations with respect to which Lender, acting in its discretion, shall have notified the applicable Company in writing are not deemed to constitute an Eligible Account;

The amount of Eligible Accounts owed by an account debtor to such Company shall be reduced by the amount of all “contra accounts” and other obligations owed by any Company to such account debtor.  Accounts which are at any time Eligible Accounts, but which subsequently fail to meet any of the foregoing requirements shall, at such time, cease to be Eligible Accounts. Borrower and Lender acknowledge and agree that (i) at the time any account becomes subject to a security interest in favor of Lender, said account shall be a good and valid account representing an undisputed, bona fide Debt incurred by the account debtor named therein, for merchandise held subject to delivery instructions or theretofore shipped or delivered pursuant to a contract of sale, or for services theretofore performed by such Company with or for said account debtor, (ii) there shall be no set-offs, counterclaims, or disputes against any such account except as indicated in some written list, statement or invoice furnished to Lender with reference thereto, (iii) one or more of the Companies shall be the lawful owner of all such accounts and shall have good right to subject the same to a security interest in favor of Lender, and (iv) no such account shall be sold, assigned, or transferred to any Person other than Lender or in any way encumbered except to Lender, and such Company shall defend the same against the lawful claims and demands of all persons other than Lender.  If any account shall be in violation of (A) the immediately preceding sentence or (B) any of the requirements to be an Eligible Account, it shall not be deemed an Eligible Account for purposes of this Agreement.

Eligible Inventory means any Company’s finished-goods inventory in which Lender holds a first-priority perfected security interest and which satisfies all of the following requirements:

(a)           it is not private label or styled type or otherwise subject to special marketing conditions or marketability limitations judged by Lender, in its sole discretion, to be unacceptable;

(b)           it is not parts, supplies, raw materials, nor work in process, nor does it include any shipping or packaging materials;

(c)           it is not materials or supplies used or to be used, or consumed or to be consumed, in the normal course of business of such Company;

(d)           it is new and unused;

(e)           it is owned by such Company and is not subject to any Lien or security interest whatsoever other than the Liens or security interests granted to Lender under the Loan Documents or a Lien or security interest which has been subordinated to Liens or security interests granted under the Loan Documents, on terms acceptable to Lender;

(f)           it is held for sale in the normal and ordinary course of such Company’s business;

(g)          it is located at one of such Company’s places of business as set forth on Schedule 7.12;

(h)          it is not located on any leased premises unless Lender has a signed landlord waiver or landlord subordination agreement from the relevant landlord in Proper Form;

(i)           it is not of a type of inventory that is subject to any recall, class action litigation, governmental action, order, inquiry or investigation;

(j)           it is not on consignment, has not been shipped on a sale or return basis, and no warehouse receipt or document of title is or shall have been issued in respect of such inventory;

(k)          it is not inventory that Lender, in its reasonable discretion, has determined to be unmarketable or unacceptable; and

(l)           it is not an item, type, or class of inventory which is Slow Moving.

The value of all Eligible Inventory shall be determined on the basis of any and all factors and criteria as Lender (in its sole discretion) shall deem appropriate, including, without limitation, that unless Lender shall determine that some other basis is more appropriate, such value shall be determined on the basis of the lower of cost, book or market value, net of all handling charges, taxes, assessments, insurance, warranty, interest, finance and other charges.

Eminent Domain Event means any Governmental Authority or any Person acting under a Governmental Authority institutes proceedings to condemn, seize or appropriate all or part of any asset of a Company.

Eminent Domain Proceeds means all amounts received by any Company as a result of any Eminent Domain Event.

Employee Plan means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Tax Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

Environmental Law means any Law that relates to the pollution or protection of the environment, the release of any materials into the environment, including those related to Hazardous Substances, air emissions and discharges to waste or public systems, or to health and safety.

Equity Interests means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and its related rules, regulations, and published interpretations.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Tax Code (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA).

Fee Letter means that certain fee letter dated as of the date hereof between Borrower and Lender, as amended, restated, or supplemented from time to time.

Fixed Charge Coverage Ratio means, when determined, the ratio of (a) EBITDA minus cash Taxes, minus distributions, minus unfinanced Capital Expenditures, in each case for the immediately preceding four fiscal-quarter period, to (b) the sum of the Companies’ interest expense for the immediately preceding four fiscal-quarter period plus the Companies’ current maturities of long-term Debt (including, but not limited to, any Subordinated Debt and capital leases), in each case, as of the last day of such four fiscal-quarter period, all as determined in accordance with GAAP.

Foreign Person means (a) a natural person who does not reside in the U.S., or (b) any Person (other than a natural person) that is not organized and validly existing under the laws of the U.S. or a state within the U.S.

Funded Debt means, when determined, (a) all Debt of the Companies for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise), and (b) all capital lease obligations of the Companies.

Funding Loss means, without duplication, all losses, costs, and expenses incurred by Lender (including liquidation, administrative, or reemployment costs), incurred as a result of:

(a)      any payment, prepayment, or Conversion of a LIBOR Loan for any reason (including the acceleration of the Loans pursuant to Section 12); or

(b)      any failure by Borrower for any reason (including the failure of any condition precedent specified in Section 5 to be satisfied) to borrow, Convert, Continue, or prepay a LIBOR Loan on the Conversion date, Continuation date, or prepayment date specified in the relevant Loan Request, Conversion/Continuation Notice, or prepayment notice under this Agreement.

A Funding Loss shall be calculated as though Lender funded the principal amount requested or prepaid through the purchase of dollar deposits in the London, England interbank market having a maturity corresponding to such Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

Guarantor means each of, and Guarantors means all of (a) Target, (b) Vertex-GP, (c) CMT, (d) Crossroad Carriers, (e) Vertex Recovery, (f) H&H Oil, (g) each other Subsidiary of Borrower, and (h) each other Person executing a Guaranty.

Guaranty means a guaranty substantially in the form of Exhibit F.

H&H Oil means H & H Oil, L.P., a Texas limited partnership.

Harris County Property means that certain real property owned by Borrower and having an address commonly known as 7311 Decker Drive, Baytown, Harris County, Texas  77520.

Hazardous Substance means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.

Holdings means Vertex Holdings, L.P., a Texas limited partnership.

Honor Date is defined in Section 2.5(b).

Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Company under the terms of this Agreement, excluding (a) any key man life insurance, and (b) provided no Potential Default or Default then exists or would result therefrom, any business interruption insurance proceeds.

Interest Period means as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or Converted to, or Continued as, a LIBOR Loan and ending on the date one month thereafter, provided that:

(i)           any Interest Period that would otherwise end of a day that is not Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)           no Interest Period under the Revolving Credit Facility shall extend beyond the Revolving Credit Termination Date, and no Interest Period under the Term Loan shall extend beyond the Term Loan Maturity Date.

Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law).

Leasehold Property means that certain real property leased by CMT pursuant to the CMT Lease and having an address commonly known as 200 Atlantic Pipeline Road, Baytown, Chambers County, Texas  77520.

LC means each documentary, standby, or direct pay letter of credit issued by Lender for the account of any Company on or after the Closing Date under the terms of this Agreement and the applicable LC Application.

LC Application means an application and agreement for the issuance or amendment of an LC in the form from time to time in use by Lender.

LC Borrowing means an LC Credit Extension resulting from a drawing under any LC which has not been reimbursed or refinanced as a Loan under the Revolving Credit Facility.

LC Credit Extension means, with respect to any LC, the issuance, extension of the expiry date, amendment, renewal, or increase of the amount of such LC.

LC Credit Extension Date means the date on which an LC Credit Extension occurs.

LC Exposure means, when determined and without duplication, the sum of (a) the aggregate undrawn maximum face amount of each LC at such time, plus (b) the aggregate unpaid obligations of the Companies to reimburse Lender for amounts paid by Lender under LCs (including all LC Borrowings and excluding any Loans to fund such reimbursement obligations under Section 2.5).

LC Facility means a subfacility for the issuance of LCs, as described in Section 2.5.

LC Sublimit means $1,000,000.

LC Termination Date means the date that is 180 days beyond the Revolving Credit Termination Date.

Lender’s Office means Lender’s address, and, as appropriate, account as set out on Schedule 1, or such other address or account of which Lender may from time to time notify Borrower in writing.

LIBOR means, for any Interest Period with respect to a LIBOR Loan, a rate per annum determined by Lender pursuant to the following formula:

LIBOR =	LIBOR Base Rate 1.00 – LIBOR Reserve Percentage
Where,

“LIBOR Base Rate” means, for such Interest Period, the rate per annum equal to BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBOR Base Rate” for such Interest Period shall be the rate per annum determined by Lender to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, Continued or Converted by Lender and with a term equivalent to such Interest Period would be offered by Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

LIBOR Reserve Percentage means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to LIBOR funding (currently referred to as “Eurocurrency liabilities”).  LIBOR for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

LIBOR Loan means a Loan that bears interest at a rate based on LIBOR.

Lien means any lien (statutory or other), mortgage, security interest, financing statement, collateral assignment, pledge, assignment, charge, hypothecation, deposit arrangement, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.

Litigation means any action by or before any Governmental Authority, arbitrator, or arbitration panel.

Loan means any amount disbursed by Lender to, or on behalf of, any Company under the Loan Documents, whether such amount constitutes an original disbursement of funds or the financing of an LC reimbursement obligation, or a disbursement in in accordance with, and to satisfy the obligations of any Company under, any Loan Document.

Loan Documents means (a) this Agreement, certificates and requests delivered under this Agreement, and exhibits and schedules to this Agreement, (b) the Notes, (c) all Guaranties, (d) the Security Documents, (e) all Bank Products (including all Swap Contracts and all Cash Management Agreements), (f) all LCs and LC Applications, (g) any Subordination Agreement, (h) all other agreements, documents, and instruments in favor of Lender ever delivered in connection with or under this Agreement, and (i) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Request means a request substantially in the form of Exhibit B.

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to result in (a) impairment of the ability of any Company to perform any of its payment or other material obligations under any Loan Document when due or as required therein, (b) impairment of the ability of Lender to enforce any Company’s material obligations, or Lender’ rights, under any Loan Document, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company of any Loan Document to which it is a party, or (d) a material and adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise), or prospects of any Company as represented in the initial financial statements delivered to Lender on or about the Closing Date.

Material Agreement means, for any Person, any agreement to which that Person is a party by which that Person is bound, or to which any assets of that Person may be subject, and that is not cancelable by that Person upon 30 or fewer days’ notice without liability for further payment other than nominal penalty, and that requires that Person to pay more than $100,000 in the aggregate during the term of such agreement.

Maximum Amount and Maximum Rate respectively mean the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, Lender is permitted to contract for, charge, take, reserve or receive on the Obligation.

Moody’s means Moody’s Investors Service, Inc. and any successor thereto.

Net Proceeds means, with respect to (a) any Disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such Disposition received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses, (b) the issuance of Funded Debt (including Subordinated Debt), Equity Interests, or similar instruments, the cash and non-cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions, legal fees, and other customary fees and expenses actually incurred in connection with such issuance, (c) insurance proceeds, the aggregate amount of such cash proceeds received by, or paid to or for the account of, such Person, net of customary and reasonable legal fees, out-of-pocket costs, fees, and expenses, and (d) eminent domain or condemnation proceeds, the aggregate amount of such cash proceeds received by, or paid to or for the account of, such Person, net of customary and reasonable legal fees, out-of-pocket costs, fees, and expenses.  Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

Net Worth means, when determined, (a) the aggregate amount at which all assets of the Companies would be shown on a balance sheet at such date, less (b) Total Liabilities of the Companies.

Non-renewal Notice Date is defined in Section 2.5(a)(iv).

Notes means all of, and Note means any of, the Revolving Note and the Term Note.

Nueces County Property means that certain real property owned by Borrower and having an address commonly known as 7941 Recycle Road, Corpus Christi, Nueces County, Texas 78409.

Obligation means all present and future Debt, liabilities and obligations (including the Loans, the LC Exposure, the obligations under any Bank Products and indemnity obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Lender by any Company under any Loan Document, together with all interest accruing thereon, reasonable fees, costs and expenses payable under the Loan Documents or in connection with the enforcement of rights under the Loan Documents, including (a) fees and expenses under Section 8.12, and (b) interest and fees that accrue after the commencement by or against any Company or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Overadvance means $1,500,000 through December 31, 2012, and $0 thereafter.

PBGC means Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

Permitted Debt means (a) the Obligation, (b) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business, (c) purchase money Debt, capital lease obligations or other Debt incurred in the ordinary course of business which, in the aggregate, does not exceed $1,000,000 in the aggregate principal outstanding at any time for all Companies, (d) Debt among the Companies and guaranties by any Company of Permitted Debt, (e) Debt existing on the Closing Date and described on Schedule 2, (f) indemnities arising under agreements entered into by any Company in the ordinary course of business, and (g) trade payables, Tax liabilities and other current liabilities incurred in the ordinary course of business.

Permitted Investments means (a) marketable obligations backed by the full faith and credit of the U.S. (and investments in mutual funds investing primarily in those obligations), (b) certificates of deposit or banker’s acceptances that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $250,000,000 (as shown on its most recently published statement of condition), (c) cash or cash equivalents, (d) eurodollar time deposits or investments managed by Lender, (e) commercial paper and similar obligations rated “P-2” or better by Moody’s or “A-2” or better by S&P, (f) investments in securities purchased by any Company under repurchase obligations pursuant to which arrangements are made with selling financial institutions (being a financial institution having unimpaired capital and surplus of not less than $500,000,000 and with a rating of “A-1” by S&P or “P-1” by Moody’s) for such financial institutions to repurchase such securities within 30 days from the date of purchase by such Company, and other similar short term investments made in connection with the Company’s cash management practices, (g) non-cash proceeds from dispositions permitted under Section 9.9, and (h) investments by Borrower in its wholly-owned Subsidiaries which are Guarantors.

Permitted Liens means (a) Liens securing the Obligation, (b) Liens existing on the Closing Date and described on Schedule 2, (c) Liens which secure purchase money Debt and capital lease obligations permitted under clause (c) of the definition of Permitted Debt, (d) easements, rights-of-way, encumbrances and other restrictions on the use of real property which do not materially impair the use thereof, (e) Liens for Taxes; provided that, (i) no amounts are due and payable and no Lien has been filed or agreed to, or (ii)  the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, and reserve or other provision required by GAAP has been made, (f) judgments and attachments permitted by Section 11.4, (g) pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs, (h) good-faith pledges or deposits made in the ordinary course of business to secure (i) performance of bids, tenders, trade contracts (other than for the repayment of borrowed money) or leases, (ii) statutory obligations, or (iii) surety or appeal bonds, or indemnity, performance or other similar bonds, which, in the aggregate under this clause (h), do not exceed $100,000 at any time, (i) rights of offset or statutory banker’s Lien arising in the ordinary course of business in favor of commercial banks; provided that, any such Lien shall only extend to deposits and property in possession of such commercial bank and its Affiliates, and (j) Liens (other than for Taxes) imposed by operation of law (including Liens of mechanics, materialmen, warehousemen, carriers and landlords and similar Liens); provided that, (i) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, (ii) reserve or other provision required by GAAP has been made, and (iii) within 60 days after the entry thereof, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full by insurance (subject to the customary deductible).

Person means any individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization of whatever nature.

Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.

Prime Rate means the rate of interest publicly announced from time to time by Lender as its Prime Rate.  The Prime Rate is set by Lender based on various factors, including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  Lender may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender’s Prime Rate.  The Prime Rate is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion.

Principal Amount means, when determined, the sum of (a) the Revolving Principal Amount plus (b) the Term Principal Amount.

Proper Form means in form and substance satisfactory to Lender and its legal counsel.

Purchase Agreement means that certain Unit Purchase Agreement dated August 14, 2012, among Borrower, Target, Holdings, and B&S LP, as amended by a First Amendment to the Unit Purchase Agreement dated the Closing Date, among the parties thereto.

Representatives means representatives, officers, directors, employees, consultants, contractors, attorneys of Lender.

Reserves means reserves established from time to time by Lender in its reasonable credit judgment against Eligible Inventory, Eligible Accounts, or the Borrowing Base.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expense, Taxes, Debt rent for locations without landlord waivers shall be deemed to be an exercise of Lender’s reasonable credit judgment as will any Slow Moving Reserve in respect of inventory.

Responsible Officer means the president, chief executive officer, chief financial officer, treasurer, controller, chief accounting officer, or chief operating officer of Borrower.

Revolving Committed Amount means $10,000,000.

Revolving Credit Exposure means, when determined the sum of (a) the Revolving Principal Amount, plus (b) the LC Exposure.

Revolving Credit Facility is defined in Section 2.1.

Revolving Credit Limit means the lesser of (a) the Revolving Committed Amount and (b) the Borrowing Base plus the Overadvance.

Revolving Credit Termination Date means the earlier of (a) August 31, 2014, or (b) the effective date that Lender’s Commitment to make Credit Extensions under the Revolving Credit Facility under this Agreement is otherwise canceled or terminated in accordance with Section 12 of this Agreement or otherwise.

Revolving Note means a promissory note substantially in the form of Exhibit A-1, executed by Borrower and made payable to Lender and all renewals, extensions, modifications, amendments, supplements, restatements, and replacements of, or substitutions for, that promissory note.

Revolving Principal Amount means, when determined, the outstanding principal balance of the Revolving Note.

S&P means Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.).

Security Agreement means each Security Agreement in substantially the form of Exhibit E, and executed by any Company, as debtor, and by Lender, as secured party, granting Lender a Lien on, and security interest in, among other things, such Company’s accounts receivable, inventory, equipment, goods, general intangibles, intellectual property, chattel paper, instruments, and documents.

Security Documents means all Security Agreements, Deeds of Trusts, and all documents executed in connection therewith to create or perfect a Lien on the Collateral.

Senior Funded Debt means, when determined, all Funded Debt other than Subordinated Debt.

Senior Funded Debt to EBITDA Ratio means, when determined, the ratio of (a) Senior Funded Debt of the Companies as of such date, to (b) EBITDA for the period of four fiscal quarters most recently ended.

Slow Moving means inventory that turns less than once each 365 days.

Subordinated Debt means Debt which is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligation on terms satisfactory to Lender.

Subordination Agreement means a subordination agreement in Proper Form.

Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Voting Interests are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references in this Agreement or the Loan Documents to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or to Subsidiaries of Borrower.

Swap Contract means, to the extent any Company and Lender or an Affiliate of Lender is a party thereto, (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of Lender).

Tangible Net Worth means, when determined, the Companies’ Net Worth after deducting capitalized research and development costs, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses and such other assets as are properly classified as “intangible assets”.

Target means Vertex Acquisition Sub, LLC, a Nevada limited liability company.

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules, regulations and published interpretations.

Taxes means, for any Person, taxes, assessments or other governmental charges or levies imposed upon that Person, its income, or any of its properties, franchises or assets.

Term Loan is defined in Section 2.2 below.

Term Loan Committed Amount means $8,500,000.

Term Loan Maturity Date means the earlier of (a) August 31, 2015, or (b) the acceleration of maturity of the Term Loan in accordance with Section 12 of this Agreement.

Term Note means a promissory note substantially in the form of Exhibit A-2, executed by Borrower and made payable to Lender in the original principal amount of the Term Loan Committed Amount, together with all renewals, extensions, modifications, amendments, supplements, restatements and replacements of, or substitutions for, each such promissory note.

Term Principal Amount means, when determined, the outstanding principal balance of the Term Note.

Total Liabilities means, when determined, all obligations required by GAAP to be classified as liabilities upon the Companies’ balance sheet, including the aggregate amount of all Debt, liabilities (including tax and other proper accruals) and reserves of the Companies.

Travis County Property means that certain real property owned by Borrower and having an address commonly known as 20909 FM 685, Pflugerville, Travis County, Texas 77660.

Type means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Loan.

UCC means the Uniform Commercial Code, as adopted in Texas and as amended from time to time.

Unreimbursed Amount is defined in Section 2.5(b)(i).

U.S. means United States of America.

Vertex-GP means Vertex II GP, LLC, a Nevada limited liability company.

Vertex Processing means Vertex Processing, LP, a Texas limited partnership.

Voting Interests of any Person means the Equity Interests of such Person having ordinary voting power for the election of directors (or other governing body).

VRM means Vertex Merger Sub, LLC, a California limited liability company.

1.2           Interpretive Provisions

(a)           Terms used but not defined in this Agreement, but which are defined in the UCC, have the meaning given them in the UCC.

(b)           The meanings of words and defined terms are equally applicable to the singular and plural forms of the defined terms and words.  Defined terms in respect of one gender include each other gender where appropriate.  Derivatives of defined terms have corresponding meanings.

(c)           Any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement.

(d)           The headings and captions used in this Agreement and the other Loan Documents are for convenience only and will not be deemed to limit, amplify or modify the terms of this Agreement or the Loan Documents.

(e)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears, unless otherwise indicated.

(f)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document.

(h)           The term “including” is by way of example and not limitation.

1.3           Accounting Terms.

  All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, with all accounting principles being consistently applied from period to period and on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Subsidiaries.  While Borrower has any Subsidiaries, all accounting and financial terms and financial calculations (including the calculation of all financial covenants, ratios, and related definitions) in respect of Borrower or any Company are on a consolidated and consolidating basis for all Companies, unless otherwise indicated.

(a)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set out in any Loan Document, and either the Borrower or Lender shall so request, Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change and (ii) the Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4           References to Documents.

  Unless otherwise expressly provided in this Agreement, (a) references to corporate formation or governance documents, contractual agreements (including this Agreement and the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.5           Time.

  Unless otherwise indicated, all time references (e.g., 11:00 a.m.) are to Central time (daylight or standard, as applicable).

SECTION 2 LOAN COMMITMENTS.

2.1           Revolving Credit Facility.

  Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Borrower in an amount not to exceed the Revolving Committed Amount in one or more Loans from time to time, which Borrower may borrow, repay, and reborrow under this Agreement (collectively, the “Revolving Credit Facility”).

2.2           Term Loan.

  Subject to the terms and conditions of this Agreement, Lender agrees to make a term loan to Borrower in an amount equal to the Term Loan Committed Amount in a single Loan on the Closing Date, which, when paid or prepaid, may not be reborrowed (the “Term Loan”).

2.3           Loan Procedure.

(a)           Subject to compliance with Section 5, Borrower may request a Loan under the Revolving Credit Facility or the Term Loan by submitting a Loan Request to Lender.  A Loan Request is irrevocable and binding on Borrower.  Each Loan Request must be received by Lender no later than 11:00 a.m. on (a) the third Business Day preceding the proposed Loan Date for a LIBOR Loan, and (b) the proposed Loan Date for a Base Rate Loan.  Each Loan Date must be a Business Day, and each Loan Date under the Revolving Credit Facility must occur before the Revolving Credit Termination Date.  Each Loan under the Revolving Credit Facility is subject to the following conditions:

(i)           each Loan (unless the remaining amount under clause (ii) below is less) must be in an amount not less than $50,000 or a greater integral multiple of $10,000;

(ii)           no Loan may exceed an amount equal to the excess of the Revolving Credit Limit over the Revolving Credit Exposure; and

(iii)           after giving effect to any Loan, the Revolving Credit Exposure may not exceed the Revolving Credit Limit.

(b)           Each Loan under the Revolving Credit Facility or the Term Loan will be deposited by Lender into Borrower’s account with Lender set out on Schedule 1.

(c)           From time to time, Lender may provide certain treasury or cash management services to Borrower under which Borrower incurs Loans under the Revolving Credit Facility.  While a Cash Management Agreement is in effect, Borrower may repay the Revolving Principal Amount under the terms of the Cash Management Agreement without notice.  Each Borrower hereby authorizes Lender to honor all checks or other drafts received against the accounts subject to the Cash Management Agreement.  Subject to Section 2.3(c), Loans borrowed under the terms of any Cash Management Agreement between Borrower and Lender shall be borrowed as LIBOR Loans.

2.4           Prepayments

(a)           Borrower may voluntarily prepay all or any part of the Revolving Principal Amount or the Term Principal Amount at any time, without premium or penalty, subject to the following conditions:

(i)           Lender must receive Borrower’s written or telephonic prepayment notice by 2:00 p.m. at least one Business Day preceding the proposed prepayment date;

(ii)           Borrower’s prepayment notice shall (A) specify the prepayment date, (B) specify the amount of the Loan to be prepaid, (C) specify whether the Revolving Principal Amount or the Term Principal Amount is being prepaid, and (D) constitute an irrevocable and binding obligation of Borrower to make a prepayment in such amount on the designated prepayment date;

(iii)           except as otherwise provided in clause (iv) below, each partial prepayment must be in a minimum amount of not less than (A) $50,000 or in a greater integral multiple of $10,000, or (B) if less than the requested minimum amount, the outstanding balance of the Revolving Principal Amount or the Term Principal Amount, as applicable; and

(iv)           if the Term Principal Amount is being prepaid, all accrued and unpaid interest on the portion of the Term Principal Amount prepaid must also be paid in full on the prepayment date and each partial prepayment of the Term Principal Amount shall be applied to the Term Loan’s scheduled principal payments thereunder in the inverse order of their maturity.

(b)           If the Revolving Credit Exposure at any time exceeds the Revolving Credit Limit, then Borrower shall promptly prepay the Revolving Principal Amount (or if no Revolving Principal Amount is outstanding, Cash Collateralize the LC Exposure), in at least the amount of that excess, together with all accrued and unpaid interest on the principal amount so prepaid.

(c)           If the Term Principal Amount ever exceeds the Term Committed Amount, then Borrower shall promptly prepay the Term Principal Amount in an amount equal to the excess, together with all accrued and unpaid interest on the principal amount prepaid.

(d)           On the date such amounts are received by, or for the account of, Borrower (or the applicable Company), the following amounts shall be paid to Lender in the form received with any endorsement or assignment and shall be applied to the Principal Amount in accordance with this Section 2.4:  100% of the Net Proceeds from the Disposition of assets other than Dispositions described in Section 9.9, Eminent Domain Proceeds or Insurance Proceeds (but excluding any Eminent Domain Proceeds or Insurance Proceeds to the extent such proceeds are reinvested in or committed to be reinvested in, or are used to repair or replace, assets useful in the business of such Company within 90 days after the date such Company receives such proceeds, so long as (i) no Default exists, and (ii) Lender consents to such use of such proceeds).  The non-cash portion of all Net Proceeds Lender is entitled to receive under this Section 2.4 shall be pledged to Lender concurrently with the applicable Disposition.

(e)           Unless otherwise specified in this Agreement, prepayments under this Section 2.4 shall be applied to the prepayment of the outstanding Term Principal Amount to be applied to the scheduled principal payments in the inverse order of their maturity until the Term Principal Amount is paid in full.  After the Term Principal Amount is paid in full, any remaining proceeds shall be applied first, to Cash Collateralize all LC Exposure, and second, to repay the Loans under the Revolving Credit Facility (with the proceeds being applied in accordance with Section 3.4), and the Revolving Committed Amount shall be automatically reduced by the amount of such repayment.

(f)           After proper application of all proceeds under this Section 2.4, the excess proceeds, if any, shall be payable to Borrower.

(g)           All prepayments under this Section 2.4 shall be without premium or penalty; provided that, each prepayment of a LIBOR Loan, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below, if applicable.  A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.  The prepayment fee shall be in an amount sufficient to compensate Lender for any loss, cost or expense incurred by it as a result of the prepayment of a LIBOR Loan arising from any assignment, continuation, conversion, payment or prepayment occurring other than the last day of the Interest Period for such LIBOR Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), or any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Loan on the date or in the amount notified by the Borrower, and such fee may include any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing.  For purposes of this Section 2.4, Lender shall be deemed to have funded each LIBOR Loan by a matching deposit or other borrowing in the applicable interbank market, whether or not such Loan was in fact so funded.

2.5           LC Facility.

(a)           The LC Commitment.

(i)           Subject to the terms and conditions set out in this Agreement, Lender agrees, from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date, to issue LCs for the account of Borrower or any Company or make any other LC Credit Extension, provided that, Lender shall not be obligated to make any LC Credit Extension if, as of the LC Credit Extension Date, (A) the Revolving Credit Exposure would exceed the Revolving Credit Limit (after giving effect to such LC Credit Extension), (B) the LC Exposure would exceed the LC Sublimit (after giving effect to such LC Credit Extension), (C) the expiry date of such requested LC would occur after the LC Termination Date, unless Lender has approved such expiry date, (D) the LC is to be denominated in a currency other than Dollars, (E)) any Litigation shall by its terms purport to enjoin or restrain Lender from making such LC Credit Extension, (F) the beneficiary of such LC does not accept the LC or any proposed amendment to, or renewal of, such LC, or (G) a Default or Potential Default exists.

(ii)           Each LC Credit Extension shall be made upon the request of Borrower delivered to Lender in the form of an LC Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such LC Application must be received by Lender not later than 11:00 a.m. at least four (4) Business Days prior to the proposed LC Credit Extension Date.

(A)           In the case of a request for an initial issuance of an LC, such LC Application shall specify in form and detail satisfactory to Lender (1) the proposed issuance date of the requested LC (which shall be a Business Day), (2) the amount of the requested LC, (3) the expiry date of the requested LC, (4) the name and address of the beneficiary of the requested LC, (5) the documents to be presented by such beneficiary in case of any drawing under the requested LC, (6) the full text of any certificate to be presented by such beneficiary in case of any drawing under the requested LC, and (7) such other matters as Lender may reasonably require.

(B)           In the case of a request for an amendment of any outstanding LC, such LC Application shall specify in form and detail satisfactory to Lender (1) the LC to be amended, (2) the proposed date of the amendment (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as Lender may reasonably require.

(iii)           Promptly after receipt of any LC Application, Lender will confirm that the requested LC Credit Extension is permitted in accordance with the terms of this Agreement, then, subject to the terms and conditions hereof, Lender shall, on the requested date, issue an LC for the account of such requesting Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with Lender’s usual and customary business practices.

(iv)           If Borrower so requests in any applicable LC Application, Lender may, in its sole and absolute discretion, agree to issue an LC that has automatic renewal provisions (each, an “Auto-Renewal LC”); provided that, any such Auto-Renewal LC must permit Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such LC) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such LC is issued.  Unless otherwise directed by Lender, Borrower shall not be required to make a specific request to Lender for any such renewal.  Lender may elect not to renew any auto-renewal LC for any reason, including, (A) Lender has reasonably determined that it would have no obligation at such time to issue such LC in its renewed form under the terms hereof (by reason of the provisions of Section 2.5(a)(i) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the Nonrenewal Notice Date (1) that beneficiary has elected not to permit such renewal or (2) that one or more of the applicable conditions specified in Section 5 is not then satisfied.

(b)           Drawings and Reimbursements.

(i)           Upon receipt from the beneficiary of any LC of any notice of a drawing under such LC, Lender shall notify Borrower thereof.  Not later than 11:00 a.m. on the date of any payment by Lender under an LC (each such date, an “Honor Date”), Borrower shall reimburse Lender in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse Lender by such time, Borrower shall be deemed to have requested a Loan under the Revolving Credit Facility to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.3 for the principal amount of Loans, but subject to the conditions set out in Section 5 (other than the delivery of a Loan Request).  Any notice given by Lender pursuant to this Section 2.5(b)(i) may be given by telephone if immediately confirmed in writing; provided that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           With respect to any Unreimbursed Amount that is not fully refinanced by a Loan because the conditions set out in Section 5 cannot be satisfied, there are not sufficient available funds under the Revolving Credit Facility, or for any other reason, Borrower shall be deemed to have incurred from Lender an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(c)           Obligations Absolute.  The obligation of Borrower to reimburse Lender for each drawing under each LC and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances.  Borrower shall promptly examine a copy of each LC and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify Lender.  Borrower shall be conclusively deemed to have waived any such claim against Lender and its correspondents unless such notice is given as aforesaid.

(d)           Cash Collateral.  Upon the request of Lender, (i) if Lender has honored any full or partial drawing request under any LC and such drawing has resulted in an LC Borrowing, or (ii) if, as of the Revolving Credit Termination Date, any LC for any reason remains outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then outstanding LC Exposure in an amount equal to 105% of such LC Exposure determined as of the date of such LC Borrowing or the Revolving Credit Termination Date, as the case may be).  If LCs are to be outstanding after the Revolving Credit Termination Date, not later than ten (10) Business Days prior to the Revolving Credit Termination Date, Borrower shall Cash Collateralize the LC Exposure for each such LC as provided in this Section 2.5(d).  Borrower hereby grants to Lender a security interest in and Lien upon all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  All such Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Lender.

(e)           Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by Lender and Borrower when an LC Credit Extension is made, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby LC, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998, regarding the European single currency (euro)) shall apply to each documentary LC.

(f)           Provisions Regarding Electronic Issuance of Letters of Credit.  Lender may adopt procedures pursuant to which Borrower may request the issuance of LCs by electronic means and Lender may issue LCs based on such electronic requests.  Such procedures may include the entering by Borrower into the LC Applications electronically.  All the procedures, actions and documents referred to in the two preceding sentences are referred to as “Electronic Applications”.  Borrower holds Lender harmless with respect to actions taken by Lender based upon Electronic Applications.  Borrower further agrees to be bound by all the terms and provisions contained in the LC Applications, including, without limitation, the terms and provisions of the LC Applications contained on the reverse side of the paper copies thereof, including the release and indemnification provisions contained therein.

SECTION 3 TERMS OF PAYMENT.

3.1           Notes and Payments.

(a)           The Loans under the Revolving Credit Facility shall be evidenced by the Revolving Note.  The Term Loan shall be evidenced by the Term Note.

(b)           Borrower must make each payment on the Obligation, without offset, counterclaim or deduction to Lender’s Office, in funds that will be available for immediate use by Lender by 12:00 noon on the day due.  Payments received after such time (and payments received on a day which is not a Business Day) will be deemed received on the next Business Day but interest shall continue to accrue during such period.

3.2           Revolving Credit Facility.

(a)           Accrued and unpaid interest on the Revolving Principal Amount is due and payable (i) for a Base Rate Loan outstanding under the Revolving Credit Facility, monthly in arrears on the last day of each month beginning September 30, 2012, and continuing thereafter up to and on the Revolving Credit Termination Date or (ii) for a LIBOR Loan outstanding under the Revolving Credit Facility, on the last day of each Interest Period and on the Revolving Credit Termination Date.

(b)           The Revolving Principal Amount, all accrued and unpaid interest thereon, and all of the Obligation in respect of the Revolving Credit Facility are due and payable on the Revolving Credit Termination Date.

3.3           Term Loan.

(a)           Accrued interest on the Term Principal Amount is due and payable (i) for a Base Rate Loan outstanding under the Term Loan, monthly in arrears on the last day of each month beginning September 30, 2012, and continuing thereafter up to and on the Term Loan Maturity Date or (ii) for a LIBOR Loan outstanding under the Term Loan, on the last day of each Interest Period and on the Term Loan Maturity Date.

(b)           Payments of principal in the amount of $141,666.67 are due and payable monthly in arrears on the last day of each month beginning September 30, 2012, and continuing thereafter until the Term Loan Maturity Date, when all of the outstanding Term Principal Amount, all accrued but unpaid interest thereon, and all of the Obligation in respect of the Term Loan are due and payable (taking into account prepayments made prior to the Term Loan Maturity Date permitted under this Agreement).

3.4           Order of Application.

(a)           All payments and prepayments shall be applied as specified in this Agreement and, if not specified, shall be applied in the following order: (i) to all fees, expenses, late charges, collection costs, and other charges, costs and expenses for which Lender has not been paid or reimbursed under the Loan Documents; (ii) to accrued and unpaid interest on the Principal Amount; and (iii)  to the remaining Obligation in the order and manner Lender deems appropriate in its sole discretion.

(b)           All proceeds from the exercise of any rights shall be applied at Lender’s discretion among principal, interest, fees, expenses, late charges, collection costs, and other charges, costs and expenses, for which Lender has not been paid or reimbursed under the Loan Documents.

3.5           Interest.

(a)           Except as otherwise provided in this Agreement, Loans under the Revolving Credit Facility shall accrue interest at an annual rate equal to the lesser of (i) at Borrower’s option (A) for a Base Rate Loan, the sum of the Base Rate plus the Applicable Margin for Base Rate Loans, or (B) for a LIBOR Loan, the sum of LIBOR plus the Applicable Margin for LIBOR Loans, and (ii) the Maximum Rate.

(b)           Except as otherwise provided in this Agreement, the Term Principal Amount shall accrue interest at an annual rate equal to the lesser of (i) at Borrower’s option (A) for a Base Rate Loan, the sum of the Base Rate plus the Applicable Margin for Base Rate Loans, or (B) for a LIBOR Loan, the sum of LIBOR plus the Applicable Margin for LIBOR Loans, and (ii) the Maximum Rate.

(c)           Each change in LIBOR Rate, the Base Rate or the Maximum Rate is effective as of the effective date of such change without notice to Borrower or any other Person.

(d)           To the extent permitted by Law, while a Default exists, the Obligation shall accrue interest at the lesser of (i) the Default Rate and (ii) the Maximum Rate until such Default is waived or cured.  Subject to Section 3.7, if a Default exists, Lender may, in its sole discretion, to the extent permitted by Law, add accrued and unpaid interest to the Principal Amount and such amount will accrue interest until paid at the applicable interest rate.

3.6           Interest Calculations.  Interest on Loans will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be).  All interest rate determinations and calculations by Lender are conclusive and binding, absent manifest error.

3.7           Maximum Rate.  It is the intention of the parties to comply with applicable usury laws.  The parties agree that the total amount of interest contracted for, charged, collected or received by Lender under this Agreement shall not exceed the Maximum Rate.  To the extent, if any, that Chapter 303 of the Texas Finance Code (the “Finance Code”) is relevant to Lender for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Finance Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the Finance Code; subject, however, to any right Lender subsequently may have under applicable law to change the method of determining the Maximum Rate.  Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if Lender ever charges or receives anything of value which is deemed to be interest under applicable Texas law, and if the occurrence of any event, including acceleration of maturity of obligations owing to Lender, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to Lender by Borrower, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to Borrower; and (e) Chapter 346 of the Finance Code shall not be applicable to this Agreement or the indebtedness outstanding hereunder.

3.8           Set off.  While a Default exists, Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply (a) any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender (or its Affiliates) and (b) any other Debt at any time owing by Lender (or any of its Affiliates) to or for the credit or the account of any Company, against the Obligation even if Lender has not made demand under this Agreement and the Obligation is unmatured.  Lender agrees to promptly notify the applicable Company after any such set off and application is made; provided that, the failure to give such notice shall not affect the validity of such set off and application.  The rights of Lender under this Section 3.8 are in addition to other rights and remedies (including other rights of set off) that Lender may have.

3.9           Debit Account.  Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from Borrower’s account number 488032919202 or such other of Borrower’s accounts with Lender as designated in writing by Borrower.  This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit such account.

3.10           Interest Periods, Conversions, and Continuations.

Subject to the proviso in the defined term “Interest Period”:

(a)           When Borrower requests any LIBOR Loan, Borrower may elect an Interest Period of, at Borrower’s option, one month, subject to the following conditions: (i) no Interest Period for a LIBOR Loan under the Revolving Credit Facility may extend beyond the Revolving Credit Termination Date, (ii) no Interest Period for a LIBOR Loan under the Term Loan may extend beyond the Term Loan Maturity Date, and (iii) no more than 2 Interest Periods may be in effect at any time.

(b)           Conversions and Continuations.  Borrower may (i) on the last day of the applicable Interest Period, Convert all or part of a LIBOR Loan to a Base Rate Loan, and (ii) on the last day of the applicable Interest Period, Continue a LIBOR Loan by electing a new Interest Period for such Loan.  Any such Conversion or Continuation is subject to the applicable dollar limits and denominations as set forth in the Conversion/Continuation Notice and shall be accomplished by delivering such Conversion/Continuation Notice to Lender no later than 10:00 a.m. (1) on the third Business Day before the Conversion date for Conversion to a LIBOR Loan, (2) on the third Business Day before the Continuation for the election of a new Interest Period, and (3) one Business Day before the last day of the Interest Period for Conversion to a Base Rate Loan.  Absent Borrower’s Conversion/Continuation Notice, when an Interest Period expires, the applicable LIBOR Loan shall be automatically Converted to a Base Rate Loan.

3.11           Limitation on Types of Loans.

  If on or prior to the first day of any Interest Period:

(a)           Lender determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b)           Lender reasonably determines (which determination shall be conclusive) that LIBOR will not adequately and fairly reflect the cost to it of funding LIBOR Loans for such Interest Period;

then Lender shall give Borrower prompt notice thereof specifying the relevant Loans and the relevant amounts or periods, and so long as such condition remains in effect, Lender shall be under no obligation to make additional Loans of such Type, Continue Loans of such Type, or Convert Loans of any other Type into Loans of such Type and Borrower shall, on the last day of the then current Interest Period for the outstanding Loans of the affected Type, either prepay such Loans or Convert such Loans into another Type of Loan in accordance with the terms of this Agreement.

3.12           Increased Cost and Reduced Return.

(a)           Increased Cost.  If the adoption of any applicable Law, any change in any applicable Law, any change in the interpretation or administration of any applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration of such Law, or the compliance by Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

(i)           shall subject Lender to any tax, duty, or other charge with respect to LIBOR Loans or its obligation to make LIBOR Loans, or change the basis of taxation of any amounts payable to it under this Agreement in respect of any such Loans (other than Taxes imposed on its overall net income by the jurisdiction in which Lender has its principal office);

(ii)           shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender;

(iii)           shall impose on Lender or on the U. S. market for certificates of deposit or the London interbank market any other condition affecting this Agreement or any of the extensions of credit, liabilities or commitments under this Agreement; and the result of any of the foregoing is to increase the cost to Lender of making, Converting into, Continuing, or maintaining any LIBOR Loans or to reduce any sum received or receivable by Lender under this Agreement with respect to any LIBOR Loans, then Borrower shall pay to Lender on demand such amount or amounts as will compensate Lender for such increased cost or reduction.   If Lender requests compensation by Borrower under this Section 3.12, Borrower may, by notice to Lender, suspend the obligation of Lender to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.15 shall be applicable); provided that such suspension shall not affect the right of Lender to receive the compensation so requested for which it is entitled to prior to such notice by Borrower.

(b)           Reduced Return.  If the adoption of any applicable Law, any change in any applicable Law, any change in the interpretation or administration of any applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration of such Law, or the compliance by Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender as a consequence of its obligations under this Agreement to a level below that Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction.

(c)           Notice of Entitlement to Compensation.  Lender shall promptly notify Borrower of any event of which it has knowledge which will entitle Lender to compensation pursuant to this Section 3.12 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of Lender, be otherwise disadvantageous to it.  If Lender claims compensation under this Section 3.12 it shall furnish to Borrower a statement setting out the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, Lender may use any reasonable averaging and attribution methods.

3.13           Illegality. Notwithstanding any other provision of this Agreement, if it becomes unlawful for Lender to make, maintain, or fund LIBOR Loans under this Agreement, Lender shall promptly notify Borrower and Lender’s obligation to make or Continue LIBOR Loans and to Convert other Types of Loans into LIBOR Loans shall be suspended until such time as Lender may again make, maintain, and fund LIBOR Loans (in which case the provisions of Section 3.15 shall apply).

3.14           Treatment of Affected Loans.If the obligation of Lender to make a particular Type of Loan or to Continue or Convert Loans of any other Type into Loans of a particular Type shall be suspended pursuant to Sections 3.12 or 3.13 (Loans of such Type are “Affected Loans” and such Type is the “Affected Type”), Lender’s Affected Loans shall be automatically Converted into Base Rate Loans on the last day of the then current Interest Period for Affected Loans (or, in the case of a Conversion required by Section 3.13, on such earlier date as Lender may specify to Borrower), and, unless and until Lender gives notice as provided below that the circumstances specified in Sections 3.12 or 3.13 that gave rise to such Conversion no longer exist:

(a)           to the extent that Lender’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to Lender’s Affected Loans shall be applied instead to its Base Rate Loans; and

(b)           all Loans that would otherwise be made or Continued by Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.

3.15           Funding Loss.   Within 5 days after receipt of Lender’s request setting out in writing the amount of any Funding Loss and the basis of calculation thereof, Borrower shall pay to Lender the amount of any Funding Loss.  Lender’s determination of the amount of any Funding Loss shall be conclusive in the absence of manifest error.

SECTION 4 FEES.

4.1           Treatment of Fees.  To the extent permitted by Law, the fees described in this Section 4 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement or in any other Loan Document, (c) are payable in accordance with Section 3.1, (d) are non-refundable, (e) accrue interest, if not paid when due, at the Default Rate, and (f) are calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be).  The fees described in this Section 4 are in all events subject to the provisions of Section 3.7.

4.2           Unused Commitment Fee.  Borrower shall pay to Lender a fee equal to 0.25% multiplied by the actual daily amount by which the Revolving Committed Amount exceeds the Revolving Credit Exposure, so long as the average daily Revolving Credit Exposure is less than 50% of the Revolving Committed Amount for the calendar quarter then-ended. The fee shall be due and payable quarterly in arrears on the last day of each March, June, September, and December, beginning September 30, 2012, and continuing until the Revolving Credit Termination Date.

4.3           Closing Fee.  On the Closing Date, Borrower shall pay to Lender all fees due and payable in accordance with the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

4.4           LC Fees.

(a)           Borrower shall pay to Lender (i) an  LC fee for each documentary LC equal to the greater of (A) 2.00% per annum multiplied by the daily maximum amount available to be drawn under such LC (whether or not such maximum amount is then in effect under such LC), and (B) $500, and (ii) an LC fee for each standby LC equal to the greater of (A) 2.00% multiplied by the daily maximum amount available to be drawn under such LC (whether or not such maximum amount is then in effect under such LC), and (B) $500.

(b)           Such LC fees shall be computed on the date of issuance, shall be due and payable in advance on the date of issuance (and, for each Auto-Renewal LC, on the date of each such renewal), and are nonrefundable.

(c)           In addition, Borrower shall pay directly to Lender all other customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Lender relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

SECTION 5 CONDITIONS PRECEDENT.

5.1           Conditions to Initial Credit Extension.  This Agreement will become effective once all parties have executed and delivered this Agreement. Lender will not be obligated to make the initial Credit Extension on the Closing Date until (a) Lender has received all of the items described on Schedule 5, each in Proper Form, including, but not limited to, payment of all fees due and payable under Section 4.3, (b) Borrower has established (and thereafter maintains) with Lender a Cash Management Agreement acceptable to Borrower and Lender, and (c) all conditions to closing the Acquisition under the Purchase Agreement have been satisfied.

5.2           Conditions to all Credit Extensions.  Lender will not be obligated to make any Credit Extension unless:  (a) Lender has timely received a Loan Request; (b) all of the representations and warranties of the Companies in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date); (c) Lender has received and continues to maintain evidence of insurance as set out in Section 8.6 (including certificates and endorsements); (d) no Material Adverse Event exists; and (e) no Default or Potential Default exists or will result from such Credit Extension (whether a funding, issuance, amendment or renewal).  Each Loan Request delivered to Lender constitutes the representation and warranty by the Companies that the statements in clauses (b), (c), (d), and (e) above are true and correct in all material respects.

5.3           Conditions to all LIBOR Loans. Lender will have no obligation to make or continue a LIBOR Loan if any of the following described events has occurred and is continuing:  (a) Dollar deposits are not available in the London inter-bank market; or (b) LIBOR does not accurately reflect Lender’s cost with respect to any LIBOR Loan.  If either of the foregoing conditions exists, then the applicable rate of interest on the Loans will be determined by such alternate method as reasonably selected by Lender.

5.4           Post-Closing.  By no later than December 31, 2012, Borrower shall deliver to Lender, at the sole cost and expense of Borrower, a field examination of the Companies accounts receivable and inventory, in form, scope and substance satisfactory to Lender, which may be conducted by a third party examiner or Lender’s internal field examiners.

5.5           No Waiver.  Each condition precedent in this Agreement (including matters listed on Schedule 5) is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent.  Lender may make any Credit Extension without all conditions being satisfied, but such Credit Extension shall not be deemed a waiver of any condition precedent for any subsequent Credit Extension.

SECTION 6 SECURITY AND GUARANTIES.

6.1           Collateral.  The complete payment and performance of the Obligation shall be secured by all of the items and types of property (collectively, the “Collateral”) described as “Collateral” in each Security Agreement and Deed of Trust.  Each Company shall execute all applicable Security Documents necessary to pledge all of the Collateral it owns, and in respect of all Subsidiaries of Borrower, each such Subsidiary shall execute all applicable Security Documents within ten (10) Business Days after such Subsidiary is created or acquired.

6.2           Financing Statements.  Each Company (other than VRM) hereby authorizes Lender to file, and agrees to execute, in Proper Form, if requested, financing statements, continuation statements, or termination statements, or take other action reasonably requested by Lender relating to the Collateral, including any Lien search required by Lender.

6.3           Guaranties.  Each Company (other than Borrower and VRM) shall guaranty the complete payment and performance of the Obligation (including the Revolving Credit Facility, the Term Loan, LCs, and any Bank Products) by executing and delivering a Guaranty to Lender on the Closing Date or, with respect to each Company, within 10 Business Days after such Company is created or acquired.

6.4           Reserves.   Upon 7 days prior notice to Borrower, Lender shall have the right to establish, modify or eliminate Reserves against Eligible Accounts, Eligible Inventory, and the Borrowing Base from time to time in its reasonable credit judgment.  In addition upon 7 days prior notice to Borrower, Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set out in the definitions of “Eligible Accounts” or “Eligible Inventory” or to establish new criteria in its reasonable credit judgment.

SECTION 7 REPRESENTATIONS AND WARRANTIES.  Each Company represents and warrants to Lender as follows:

7.1           Existence, Good Standing, and Authority to do Business.  Borrower is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized.  Each other Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized.  In each state in which each Company does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.2           Subsidiaries.  Except as disclosed on Schedule 7.2, Borrower has no Subsidiaries.  VRM is a dormant entity and does not now, and in the future shall not without the prior written consent of Lender, conduct any business activities.

7.3           Authorization, Compliance, and No Default.  The execution and delivery by each Company of the Loan Documents to which it is a party and each Company’s performance of its obligations under the Loan Documents are within such Company’s powers, have been duly authorized, do not conflict with any of its organizational documents, and do not conflict with any Law, agreement, or obligation by which such Company is bound.

7.4           Enforceability.  Each Loan Document has been executed and delivered by each Company which is a party to it, and the Loan Documents are enforceable against each Company in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

7.5           Litigation.  Except as disclosed on Schedule 7.5, no Company is subject to, or aware of the threat of, any Litigation involving any Company which, (a) purports to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) if determined adversely to any Company could reasonably be expected to result in a Material Adverse Event.

7.6           Taxes.  All Tax returns of each Company required to be filed have been timely filed (or extensions have been granted) and all Taxes imposed upon any Company that are due and payable have been paid before delinquency, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made.

7.7           Environmental Matters.  Except as disclosed in Schedule 7.7, no facility of any Company is used for, or to the knowledge of any Company has been used for, storage, treatment, or disposal of any Hazardous Substance in violation of any applicable Environmental Law, other than violations that individually or collectively would not constitute a Material Adverse Event.  No Company knows of any environmental condition or circumstance adversely affecting its assets, properties, or operations that could reasonably be expected to result in a Material Adverse Event.

7.8           Ownership of Assets; Intellectual Property.  Each Company has (a) indefeasible title to its real property, (b) a vested leasehold interest in all of its leased property, and (c) good and marketable title to its personal property, all as reflected on the Current Financials (except for property that has been disposed of as permitted by Section 9.9).  Each Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any Company, could not, individually or collectively, reasonably be expected to result in a Material Adverse Event.

7.9           Liens.  No Lien exists on any asset of any Company, other than Permitted Liens.

7.10          Debt.  No Company is an obligor on any Debt, other than Permitted Debt.

7.11           Insurance.  The Companies maintain the insurance required under Section 8.6.

7.12           Place of Business; Real Property.  The location of each Company’s place of business or chief executive office is set out on Schedule 7.12.  The books and records of each Company are located at its place of business or chief executive office.  All of each Company’s inventory (other than inventory on consignment, in transit, or in the possession of a Person under the terms of a contract with a Company) is at one or more of the locations set out on Schedule 7.12.  Except as described on Schedule 7.12, no Company has any ownership, leasehold, or other interest in real estate.

7.13           Purpose of Credit Facilities.  Borrower will use the proceeds of (a) the Revolving Credit Facility to consummate the Acquisition, for working capital and other general corporate purposes, the issuance of LCs, and to refinance existing Debt of Borrower, and (b) the Term Loan to consummate the Acquisition. No part of the proceeds of the Revolving Credit Facility or the Term Loan will be used, directly or indirectly, for a purpose under Regulation U of the Board of Governors of the Federal Reserve, or for a purpose that violates any Law.

7.14           Trade Names.  Except as disclosed on Schedule 7.14, no Company has used or transacted business under any other corporate or trade name in the five-year period preceding the Closing Date (including names of all Persons with which any Company has merged or consolidated, or from which any Company has acquired all or substantially all of such Person’s assets).

7.15           Transactions with Affiliates.  Except as disclosed on Schedule 7.15, no Company is a party to an agreement or transaction with any of its Affiliates (excluding other Companies), other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

7.16           Financial Information.  Each material fact or condition relating to the Loan Documents or the Companies’ financial condition, business, property, or prospects has been disclosed to Lender in writing.  All financial and other information supplied to Lender is sufficiently complete to give Lender accurate knowledge of each Company’s financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to Lender, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Companies.

7.17           Material Agreements and Funded Debt.  No Company is a party to any Material Agreement, other than the Loan Documents and the Material Agreements described on attached Schedule 7.17.  No Company has breached or is in default under any Material Agreement or Funded Debt obligation.

7.18           ERISA.

(a)           Each Employee Plan (i) (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA,  the Tax Code and other federal or state law, (ii) has received a favorable determination letter from the IRS and to the best knowledge of Borrower, nothing has occurred which would cause the loss of such qualification.

(b)           Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Tax Code with respect to each Employee Plan, and has not incurred any liability with respect to any Employee Plan under Title IV of ERISA.

(c)           There are no claims, actions, or Litigation (including by any Governmental Authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Employee Plan which is or could reasonably be expected to be a Material Adverse Event.

(d)           With respect to any Employee Plan subject to Title IV of ERISA: (i) no reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice; (ii) no action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Employee Plan has been taken and no notice of intent to terminate any Employee Plan has been filed under Section 4041 of ERISA; and (iii) no termination proceeding has been commenced with respect to an Employee Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

7.19           Tax Shelter Regulations.  Borrower does not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Lender thereof.  If Borrower so notifies Lender, Borrower acknowledges that Lender may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lender will maintain the lists and other records required by such Treasury Regulation.

SECTION 8 AFFIRMATIVE COVENANTS. So long as Lender is committed to make any Credit Extension under this Agreement, and thereafter until the Obligation is paid in full, each Company agrees as follows:

8.1           Items to be Furnished.  Borrower shall cause the following to be furnished to Lender:

(a)           Promptly after preparation, and no later than 120 days after the last day of each fiscal year of Borrower, audited financial statements (including statements of income, statements of retained earnings and cash flows and a balance sheet) showing the consolidated financial condition and results of operations of the Companies as of, and for the year ended on, that last day, setting out, in each case, in comparative form the figures for the previous fiscal year and accompanied by:

(i)           the unqualified opinion of LLB & Associates Ltd., LLP, or a firm of nationally or regionally recognized independent certified public accountants satisfactory to Lender, based on an audit using generally accepted auditing standards, that the financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of Companies, and

(ii)           a Compliance Certificate with respect to such financial statements to be delivered under this clause (a), calculating and certifying as to the Companies’ compliance with the financial covenants under this Agreement.

(b)           Promptly after preparation, and no later than 45 days after each fiscal quarter of Borrower, unaudited financial statements (including statements of income, statements of retained earnings and cash flows and a balance sheet) showing the consolidated and consolidating financial condition and results of operations of the Companies for the prior quarter and for the period from the beginning of the current fiscal year to the last day of such quarter.

(c)           Within 45 days after the end of each fiscal quarter of Borrower, a Compliance Certificate executed by a Responsible Officer with respect to the financial covenants set forth in Section 10 hereof, together with calculations of such financial covenants.

(d)           Promptly after preparation, and no later than 20 days after the last day of each month (or more often as Lender shall request), (i) a Borrowing Base Certificate as of the last day of such month certifying as to the Companies’ Borrowing Base, and (ii) all supporting information for the calculation of the Borrowing Base, including supporting schedules, inventory listings, accounts payable, accounts receivable agings and such other information as Lender may reasonably request.

(e)           The Companies will permit Lender to conduct and complete, by a third party satisfactory to Lender, a field examination and appraisal, in form and substance satisfactory to Lender, and at the sole expense of the Companies, regarding all accounts receivable, inventory, equipment or real property of the Companies at any time at Lender’s request.

(f)            Notice, within 5 days after any Company receives notice of, or otherwise becomes aware of, (i) the institution of any Litigation involving any Company for which the monetary amount at issue is greater than $50,000, individually, or $100,000 in the aggregate, (ii) any liability or alleged liability under any Environmental Law arising out of, or directly affecting, the properties or operations of such Company, (iii) any substantial dispute with any Governmental Authority, (iv) the incurrence of any material contingent Debt, and (v) a Default or Potential Default, specifying the nature thereof and what action each Company has taken, is taking, or proposes to take.

(g)           Concurrently with the occurrence of (i) such change, notify Lender of any change in the name, legal structure, place of business, or chief executive office of any Company, or (ii) any acquisition or creation of a Subsidiary by any Company, notify Lender that any Person has become a Subsidiary of such Company.

(h)           Promptly upon reasonable request by Lender, information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Companies.

8.2           Books, Records and Inspections.  Each Company shall maintain books, records, and accounts necessary to prepare the financial statements required by Section 8.1.  Upon reasonable notice, each Company shall allow Lender (or its Representatives) during business hours or at other reasonable times to inspect each Company’s properties and examine, audit, and make copies of books and records.  If any of the Companies’ properties, books or records are in the possession of a third party, the applicable Company shall authorize that third party to permit Lender or its Representatives to have access to perform inspections or audits and to respond to Lender’s requests for information concerning such properties, books and records.  Lender may discuss, from time to time, any of the Companies’ affairs, conditions and finances with its directors, officers, and certified public accountants.

8.3           Taxes.  Each Company will promptly pay when due any and all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien are stayed.

8.4           Compliance with Laws.  Each Company shall comply in all material respects of the requirements of all Laws (including fictitious or trade name statutes) and all orders, writs, injunctions and decrees applicable to it or its business or property, except in such instances in which (a) such requirement is deemed contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and (b) the failure to comply would not result in a Material Adverse Event.

8.5           Maintenance of Existence, Assets, and Business.  Except as otherwise permitted by Section 9.6, each Company will (a) maintain its existence and good standing in its state of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing, (b) maintain all licenses, permits and franchises necessary for its business where failure to do so is a Material Adverse Event, and (c) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

8.6           Insurance.  Each Company shall maintain (a) insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Companies’ properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Companies’ business.  Each policy shall provide for at least thirty (30) days’ prior notice to Lender of any cancellation thereof, and (b) insurance policies covering the tangible property comprising the Collateral.  Each insurance policy must be for the full replacement cost of the Collateral and include a replacement cost endorsement in an amount acceptable to Lender.  The insurance must be issued by an insurance company acceptable to Lender and must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender.  Upon Lender’s request, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

8.7           Environmental Laws.  Each Company shall conduct its business so as to comply with all applicable Environmental Laws, shall promptly take corrective action to remedy any violation of any Environmental Law, and shall immediately notify Lender of any claims or demands by any Governmental Authority or Person with respect to any Environmental Law or Hazardous Substance.

8.8           ERISA.  Promptly during each year (a) pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Employee Plan, (b) file each annual report required to be filed pursuant to ERISA in connection with each Employee Plan for each year, and (c) notify Lender within ten (10) days of the occurrence of any reportable event under Section 4043(c) of ERISA that might constitute grounds for termination of any capital Employee Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Employee Plan.

8.9           Use of Proceeds.  Borrower shall use the proceeds of the Term Loan and the Revolving Credit Facility only for the purposes represented and warranted in this Agreement.

8.10           Application of Insurance and Eminent Domain Proceeds.

(a)           Subject to Section 2.4(d), Lender and each Company agree (i) that all Insurance Proceeds shall be paid by the insurers directly to Lender (as loss payee or additional insured), and (ii) to cause all Eminent Domain Proceeds to be paid by the condemning Governmental Authority directly to Lender.

(b)           Subject to Section 2.4(d), if any Insurance Proceeds or Eminent Domain Proceeds are paid to any Company, such Insurance Proceeds or Eminent Domain Proceeds shall be received only in trust for Lender, shall be segregated from other funds of the Companies and shall promptly be paid over to Lender in the same form as received (with any necessary endorsement).

(c)           Notwithstanding anything to the contrary in this Section 8.10, reimbursement under any liability insurance maintained by any Company may be paid directly to the Person who incurred the liability, cost, or expense covered by such insurance.

(d)           Any Eminent Domain Proceeds or Insurance Proceeds shall be applied to the repayment of the Principal Amount in accordance with Section 2.4, with the excess, if any, payable to Borrower.

8.11           New Subsidiaries.  Each Company shall promptly cause each newly created or acquired Subsidiary to comply with Section 6.

8.12           Expenses.  Borrower shall promptly pay upon demand (a) all reasonable costs, fees and expenses paid or incurred by Lender (including those incurred under Section 6) in connection with the negotiation, preparation, delivery and execution of any Loan Document, and any related or subsequent amendment, waiver, or consent (including in each case, the reasonable fees and expenses of Lender’s counsel), (b) all due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, appraisals (if required), title insurance (if required), environmental surveys, annual field audits, and other related due diligence, closing and post-closing costs and expenses, and (c) all costs, fees and expenses of Lender incurred in connection with the enforcement of the Loan Documents or the exercise of any rights arising under the Loan Documents or the negotiation, workout, or restructure and any action taken in connection with any Debtor Relief Laws (including in each case, the reasonable fees and expenses of Lender’s counsel), all of which shall be a part of the Obligation and shall accrue interest, if not paid upon demand, at the Default Rate until repaid.

8.13           Primary Depositary Institution.  Borrower shall establish and maintain with Lender all of Borrower’s primary depositary and treasury management accounts.

8.14           Further Assurances.  Each Company shall take such action as Lender may reasonably request to carry out the intent of this Agreement and the terms of the Loan Documents (including to perfect and protect its security interests and Liens), including executing, acknowledging, authorizing, delivering or recording or filing additional instruments or documents.  Because each Company agrees that Lender’s remedies at Law for failure of any Company to comply with the provisions of this Section 8.14 would be inadequate and that failure would not be adequately compensable in damages, each Company agrees that the covenants of this Section 8.14 may be specifically enforced.

SECTION 9  NEGATIVE COVENANTS.

  So long as Lender is committed to make any Credit Extension under this Agreement, and thereafter until the Obligation is paid in full, each Company agrees as follows:

9.1           Debt.  No Company may create, incur, or permit to exist, any Debt except Permitted Debt.

9.2           Liens.  No Company shall create, incur, or permit any Lien upon any of its assets, except Permitted Liens.  No Company shall enter into any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its assets or revenues or prohibiting or restricting the ability of the Borrower or any Company to amend or otherwise modify this Agreement or any other Loan Document.

9.3           Compliance.  No Company may violate the provisions of any Laws applicable to it, any agreement to which it is a party, or the provisions of its organizational documents, if such violations individually or collectively would constitute a Material Adverse Event.  No Company will modify, repeal, replace or amend any provision of its organizational or governing documents in any manner which would be adverse to the interests of Lender.

9.4           Loans and Investments

(a)           No Company may extend credit to any other Person, other than (i) extensions of credit among the Companies which have recourse liability for the Obligation, (ii) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to Persons which are not Affiliates, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) expense accounts for employees in the ordinary course of business which do not, in the aggregate, at any time exceed $25,000, and (v) extensions of credit that do not exceed an aggregate amount of $25,000 outstanding at any one time.

(b)           No Company may make any investment in, or purchase or commit to purchase any Equity Interests in, any other Person, other than Permitted Investments.

9.5           Dividends.  No Company may (a) declare or make any dividend or other distribution (other than (i) dividends or distributions declared or made by such Company wholly in the form of its capital stock, or (ii) dividends or distributions by a Company to another Company), (b) retire, redeem, purchase, withdraw, or otherwise acquire any Equity Interests in such Company (including the purchase of warrants or other options to acquire such interests), or (c) declare or make any distribution of assets to the holders of its Equity Interests (in that capacity), whether in cash, assets, or in its obligations.  No Company may enter into or permit to exist any arrangement or agreement (other than this Agreement) that prohibits it from paying dividends or making other distributions.

9.6           Acquisition, Mergers, and Dissolutions.

(a)           Except as provided in this Section 9.6, no Company may (whether in one transaction or a series of transactions) (i) acquire all or any substantial portion of the stock issued by, equity interest in, Voting Interest in, or assets of, any other Person, (ii) merge or consolidate with any other Person without Lender’s consent, (iii) liquidate, wind up or dissolve (or suffer any liquidation or dissolution), (iv) suspend operations, or (v) create or acquire any Subsidiaries.

(b)           Any Company may merge or consolidate with, or acquire stock issued by, Equity Interests in, or assets of, another Company (and, in the case of such merger or consolidation or, in the case of the conveyance or distribution of all of such assets, the non-surviving or selling entity, as the case may be, may be liquidated, wound up or dissolved); provided that, if the surviving entity is a Guarantor it shall comply with Section 6 and if Borrower is a party to such merger or consolidation, Borrower must be the surviving entity.

9.7           Assignment.  No Company may assign or transfer any of its rights, duties or obligations under any of the Loan Documents.

9.8           Fiscal Year and Accounting Methods.  No Company may change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

9.9           Sale of Assets.  No Company may make any Disposition or enter into any agreement to make any Disposition, except (a) Dispositions of obsolete or worn out assets in the ordinary course of business, (b) Dispositions of inventory in the ordinary course of business, (c) the Disposition of delinquent accounts receivable in the ordinary course of business for purposes of collection, (d) Dispositions of property by any Company to another Company or to a wholly-owned Subsidiary; provided that, if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor and must comply with Section 6, and (e) to the extent permitted by Section 9.6.

9.10           New Businesses.  No Company may engage in any business except the business in which it is engaged as of the Closing Date.

9.11           Transactions with Affiliates.  Except as disclosed on Schedule 7.15, no Company may enter into any Material Agreement or any material transaction with any of its Affiliates other than transactions in the ordinary course of business which are upon fair and reasonable terms not materially less favorable to such Company than such Company could obtain in an arms’ length transaction with a Person that was not an Affiliate; provided that, no Company shall make loans or advances to any of its Affiliates (other than extensions of credit among the Companies which have recourse liability for the Obligation) at any time.

9.12           Payroll Taxes.  No Company may use any portion of the proceeds of any Loan to pay the wages of employees, unless a timely payment to or deposit with the appropriate Governmental Authority of all Taxes required to be deducted and withheld with respect to such wages is also made.

9.13           Prepayment of Debt.  No Company may voluntarily prepay principal of, or interest on, any Debt, other than the Obligation, if a Default or Potential Default exists or would result after giving effect to such payment.  No Company may prepay, repay, repurchase, redeem or defease Subordinated Debt prior to the irrevocable payment and performance in full of the Obligation without the prior written consent of Lender.

9.14           Purchase Agreement.  The Purchase Agreement shall not be amended, modified or supplemented after the Acquisition, without the prior written consent of Lender.  No Company may make any “Earn-out Payment” (such term is used herein as defined in the Purchase Agreement) under the terms of the Purchase Agreement, if a Default exists at the time of such payment or would arise after giving effect to any such payment.  Borrower shall provide notice to Lender prior to making any “Earn-out Payment” under the Purchase Agreement.

SECTION 10FINANCIAL COVENANTS.  So long as Lender is committed to make any  Credit Extension under this Agreement, and thereafter until the Obligation is paid in full, each Company agrees as follows:

10.1           Fixed Charge Coverage Ratio.  Beginning with the fiscal quarter ending September 30, 2012, and at all times thereafter, the Fixed Charge Coverage Ratio may not at any time be less than 1.25 to 1.00.  The Fixed Charge Coverage Ratio shall be calculated and tested quarterly for the four fiscal-quarter period ending as of the last day of each fiscal quarter of Borrower.

10.2           Senior Funded Debt to EBITDA Ratio.  Beginning with the fiscal quarter ending September 30, 2012, and at all times thereafter, the Senior Funded Debt to EBITDA Ratio may not at any time be greater than 2.00 to 1.00.  The Senior Funded Debt to EBITDA Ratio shall be calculated and tested quarterly for the four fiscal-quarter period ending as of the last day of each fiscal quarter of Borrower.

10.3           Minimum Tangible Net Worth.  The sum of Tangible Net Worth may not at any time be less than $10,000,000 as of the last day of each fiscal quarter, commencing with the fiscal quarter of Borrower ending September 30, 2012.

SECTION 11 DEFAULT. The term “Default” means the occurrence of any one or more of the following events:

11.1           Payment of Obligation.  The failure of any Company to pay any part of the Obligation when and as required to be paid under the Loan Documents.

11.2           Covenants.  The failure of any Company to punctually and properly perform, observe and comply with:

(a)           Any covenant, agreement, or condition contained in (i) Sections 6.1, 6.3, 8.2, 8.6, 8.8, 8.9, or 8.10, and such failure continues for 10 days or (ii) Sections 9 and 10, or,

(b)           Any other covenant, agreement, or condition contained in any Loan Document, (other than the covenants to pay the Obligation as set out in Section 11.1 above, the covenants in clause (a) preceding and as set out below in this Section 11), and such failure continues for 30 days.

11.3           Debtor Relief.  Any Company or any Guarantor (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, other than a voluntary liquidation or dissolution permitted by Section 9.6, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant), and (i) the petition is not controverted within 10 days and is not dismissed within 60 days, or (ii) an order for relief is entered under Title 11 of the United States Code, (c) makes an assignment for the benefit of creditors, or (d) fails (or admits in writing its inability) to pay its debts generally as they become due.

11.4           Judgments.  There is entered against any Company or any Guarantor (a) a final non-appealable judgment or arbitration award for the payment of money in the amount exceeding $100,000 (individually or in the aggregate and net of applicable insurance if the insurer has accepted coverage) or (b) one or more non-monetary final non-appealable judgments that could be, or could reasonably be expected to be, individually or in the aggregate, a Material Adverse Event, and, in either case enforcement of such judgment or award is not stayed.

11.5           False Information; Misrepresentation.  Any information given to Lender by any Company is false or any representation or warranty made to Lender by any Company or contained in any Loan Document at any time proves to have been incorrect in any material respect when made.

11.6           Default Under Other Agreements.

(a)           Any Company fails to pay when due (after any applicable grace period) any Debt which (individually or in the aggregate) exceeds $100,000, or any default exists under any agreement which permits any Person to cause any Debt which (individually or in the aggregate) exceeds $100,000 to become due and payable by any Company before its stated maturity.

(b)           Any Company breaches or defaults under any term, condition, provision, representation or warranty contained in any Material Agreement, including any agreement with Lender (other than the Loan Documents), and such Company fails for 5 Business Days to commence and thereafter diligently pursue a cure.

11.7           Validity and Enforceability of Loan Documents.  Any Lien granted under any Security Document ceases to be a first priority Lien on the Companies’ assets.  Any Loan Document at any time after its execution and delivery (a) ceases to be in effect in any material respect or is declared by a Governmental Authority to be null and void, or (b) its validity or enforceability is contested by a Company or a Company denies that it has any further liability or obligations under any Loan Document.

11.8           Swap Agreement.  Notwithstanding Section 11.2(b) above, (a) any Company breaches any provision of any Swap Agreement and the breach is not cured or waived within any applicable grace period, or (b) any Swap Agreement is terminated.

11.9           Change of Management or Control.  (a) A Change of Management occurs, (b) a Change of Control occurs, or (c) an agreement, letter of intent, or agreement in principle is executed with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, could reasonably be expected to result in a Change of Control or a Change of Management.

11.10           Material Adverse Event.  A Material Adverse Event exists.

11.11           LCs.  Lender is served with, or becomes subject to, a court order, injunction, or other process or decree restraining or seeking to restrain it from paying any amount under any LC and either (a) a drawing has occurred under the LC and the applicable Company has refused to reimburse Lender for payment or (b) the expiration date of the LC has occurred but the right of any beneficiary thereunder to draw under the LC has been extended past the expiration date in connection with the pendency of the related court action or proceeding and Borrower has failed to Cash Collateralize the then existing LC Exposure.

11.12           Default under the CMT Lease.  A default under the CMT Lease occurs.

SECTION 12 RIGHTS AND REMEDIES.

12.1           Remedies Upon Default.

(a)           If a Default exists under Section 11.3, the Commitment to extend credit under this Agreement automatically terminates and the unpaid balance of the Obligation automatically becomes due and payable without any action of any kind.

(b)           If a Default exists, Lender may do any one or more of the following:  (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the unpaid balance of the Obligation immediately due and payable and to the extent permitted by applicable Law, the Obligation shall accrue interest at the Default Rate; (ii) terminate the commitment to extend credit under this Agreement; (iii) reduce any claim to judgment; (iv) exercise the rights of set-off or banker’s Lien under Section 3.8 to the extent of the full amount of the Obligation; and (v) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of Texas, or any other applicable jurisdiction.

12.2           Waivers.  To the extent permitted by Law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

12.3           No Waiver.  No waiver of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default.  No delay or omission by Lender in exercising any right under the Loan Documents will impair that right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right. The acceptance by Lender of any partial payment shall not be deemed to be a waiver of any Default then existing.

12.4           Performance by Lender.  If any covenant, duty or agreement of any Company is not performed in accordance with the terms of the Loan Documents, Lender may, but is not obligated to, perform or attempt to perform that covenant, duty or agreement on behalf of that Company (and any amount expended by Lender in its performance or attempted performance is payable on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Lender’s expenditure until paid).

12.5           Cash Collateral.  If any Default exists, Borrower shall, if requested by Lender, immediately deposit with and pledge to Lender, cash or cash equivalent investments in an amount equal to the LC Exposure as security for the Obligation for so long as such Default continues or until such Default is waived by Lender.

12.6           Cumulative Rights.  All rights available to Lender under the Loan Documents are cumulative of, and in addition to, all other rights granted at law or in equity, whether or not the Obligation is due and payable and whether or not Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

SECTION 13 MISCELLANEOUS.

13.1           Governing Law.  Each Loan Document must be construed, and its performance enforced, under Texas law.

13.2           Invalid Provisions.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall engage in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.3           Multiple Counterparts and Electronic Signatures.  Each Loan Document may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts must be construed together to constitute one and the same instrument.  Loan Documents may be transmitted and signed by facsimile or other electronic means and shall have the same effect as manually-signed originals and shall be binding on all Companies and Lender.

13.4           Notice.  Unless otherwise provided in this Agreement, all notices or consents required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, or sent by facsimile.  Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (b) if faxed, when transmitted, or (c) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.  Until changed by notice pursuant to this Agreement, the addresses and facsimile numbers for each party is set out on Schedule 1.  Lender shall be entitled to rely and act upon any notices (including telephonic Loan Requests permitted by Lender) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified in this Section 13.4, were incomplete or were not preceded or followed by any other form of notice specified in this Section 13.4, or (ii) the terms of the notice, as understood by the recipient, varied from any confirmation of the notice.  Borrower shall indemnify Lender and its Affiliates and representatives from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other communications with Lender may be recorded by Lender, and each of the parties to this Agreement hereby consents to such recording.

13.5           Binding Effect; Survival.  This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns.  Unless otherwise provided, all covenants, agreements, indemnities, representations and warranties made in any of the Loan Documents survive and continue in effect as long as the Commitment is in effect or the Obligation is outstanding.

13.6           Amendments.  The Loan Documents may be amended, modified, supplemented or be the subject of a waiver only by a writing executed by Lender and each Company party thereto.

13.7           Participants.  Lender may, at any time, sell to one or more Persons (each a “Participant”) participating interests in the Obligation; provided that, (i) Lender remains the holder of the Principal Amount, (ii) Lender’s obligations under this Agreement remain unchanged and Lender remains solely responsible for the performance of those obligations, and (iii) each Company continues to deal solely and directly with Lender regarding the Loan Documents.  Lender may furnish any information concerning the Companies in its possession from time to time to assignees and Participants (including prospective assignees and Participants).

13.8           Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  Each Company’s obligations under the Loan Documents remain in full force and effect until the Commitment is terminated and the Obligation is paid in full (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents).  If at any time any payment of the principal of or interest on the any Note or any other amount payable by any Company or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of each Company under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

13.9           Arbitration; Waiver of Jury Trial.  This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.

(a)           This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”).  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b)           At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)           Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, Lender may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)           The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)           The arbitrator(s) will give effect to statutes of limitation in determining any Claim and shall dismiss the arbitration if the Claim is barred under the applicable statutes of limitation. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)           This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)           The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)           Any arbitration or court trial (whether before a judge or jury) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim.  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED.

(i)           By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

13.10           Indemnity.  Whether or not the transactions contemplated by this Agreement are consummated, each Company shall indemnify and hold harmless Lender and its Affiliates and representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including fees and expenses of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, any Loan, or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Substance on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any other Company, or any liability in respect of any Environmental Law related in any way to Borrower, any Subsidiary or any other Company, or (d) any actual or prospective Litigation, claim, or investigation relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  All amounts due under this Section 13.10 shall be payable within ten (10) Business Days after demand.  The agreements in this Section 13.10 shall survive the resignation of Lender, the replacement of Lender, the termination of the Commitments hereunder and the repayment, satisfaction or discharge of the Obligation.

13.11           USA Patriot Act Notice.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

13.12           Entirety.  THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signatures are on the following pages.]

EXECUTED as of the day and year set out in the Preamble.

BORROWER:

LENDER:

SCHEDULE 1

Parties, Addresses, and Wiring Information

Borrowers and other Companies	Borrowers’ Wire Instructions
Vertex Energy, Inc.	Location of Account: Bank of America
1331 Gemini, Suite 250	ABA No.: XXXXXXXXX
Houston, Texas 77058	Account No.:Please contact
Attn: Benjamin P. Cowart	Shawyna Jarrett
Phone:(281) 486-4182	(713) 247-6406
Fax:(281) 486-0217	for account information.
For credit to: Vertex Energy, Inc
.

copy to:

The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas  77404
Telephone No.: (713) 524-4110
Facsimile No.:   (713) 524-4122
Attention:  David M. Loev

Lender’s Office
Bank of America, N.A.
700 Louisiana, 8th Floor
Houston, Texas 77002
Attn: Shawyna Jarrett
Phone: (713) 247-6406
Fax:      (713) 247-7569

copy to:
Porter Hedges LLP
1000 Main St., 36th Floor
Houston, Texas  77002
Attn: Joyce K. Soliman
Phone: (713) 226-6685
Fax:      (713) 226-6285

SCHEDULE 2

Existing Debt and Liens

H&H Oil and  CMT have an agreement for uniform rental and janitorial supplies through February, 2015. The expense under this agreement was approximately $53,000 and $30,000 for the years ended December 31, 2011 and 2010, respectively.

H&H Oil Baytown leases trailer vehicles under a twelve month operating lease which expired in July, 2012. The trailers are currently being leased on a month to month basis. Rental expense under this and previous leases was approximately $21,000 and $9,000 for the years ended December 31, 2011 and 2010, respectively.

CMT has a long term note for equipment purchase that is due in monthly installments of $1,786, with interest at 10.90%, and is secured by CMT’s assets, maturing January, 2015. The principal due at December 31, 2011 was $55,909.

At December 31, 2011, equipment acquired by CMT under capital leases during 2011 include:

Gross capital lease obligations	$104,646
Imputed interest	(18,774)
Present value of minimum lease payments	85,872
Current capital lease obligations	(28,213)
Long-term capital lease obligations	$57,659

The capital lease payments for the leases above (CMT) consist of monthly installments of $1,213.98 and $1,781.

Beginning in March 2012, Crossroad Carriers leases trucks under a 48 month operating lease with monthly installments of $4,250.87, and a 48 month operating lease with monthly installments of $4,234.11.

Beginning in June, 2012, H&H Oil Corpus Christi leases a truck under a 48 month operating lease with monthly installments of $2,207.02.

CMT leases radio equipment under a 60 month, $354.17 per month operating lease and a 48 month, $292.18 per month operating lease.

SCHEDULE 5

Conditions Precedent

(See closing checklist.)

1.	Credit Agreement
Schedule 1 Parties, Addresses, and Wiring Information
Schedule 2 Existing Debt and Liens
Schedule 5 Conditions Precedent
Schedule 7.2 Subsidiaries
Schedule 7.5 Litigation
Schedule 7.7 Environmental Matters
Schedule 7.12 Place of Business
Schedule 7.14 Trade Names
Schedule 7.15 Transactions with Affiliates
Schedule 7.17 Material Agreements
Exhibit A-1 Revolving Note
Exhibit A-2 Term Note
Exhibit B Loan Request
Exhibit C Borrowing Base Certificate
Exhibit D Compliance Certificate
Exhibit E Security Agreement
Exhibit F Corporate Guaranty
Exhibit G Conversion/Continuation Request
2.	Revolving Note ($10,000,000.00)
3.	Term Note ($8,500,000.00)
4.	Corporate Guaranty
5.	Security Agreement (Borrower)
- Schedule 1 - Schedule 2
6.	Security Agreement (Target)
- Schedule 1 - Schedule 2

7.	Security Agreement (CMT)
- Schedule 1 - Schedule 2
8.	Security Agreement (Crossroad Carriers)
- Schedule 1 - Schedule 2
9.	Security Agreement (Vertex Recovery)
- Schedule 1 - Schedule 2
10.	Security Agreement (H&H Oil)
- Schedule 1 - Schedule 2
11.	Security Agreement (Vertex II)
- Schedule 1 - Schedule 2
12.	Collateral Assignment of Unit Purchase Agreement
13.	Copy of executed Unit Purchase Agreement dated August 14, 2012, and any amendments thereto
14.	Pay-off Letter – Regions Bank
15.	Officer’s Certificate of Borrower
-Articles of Incorporation
-Bylaws
-Resolutions
-Incumbency
16.	Officer’s Certificate of Target
-Articles of Organization
-Operating Agreement
-Resolutions
-Incumbency
17.	General Partner’s Certificate of Vertex-GP, as General Partner of CMT, Crossroad Carriers, Vertex Recovery, and H&H Oil
-Certificate of Formation of CMT
-Limited Partnership Agreement of CMT
-Certificate of Formation of Crossroad Carriers
-Limited Partnership Agreement of Crossroad Carriers
-Certificate of Formation of Vertex Recovery
-Limited Partnership Agreement of Vertex Recovery
-Certificate of Formation of H&H Oil
-Limited Partnership Agreement of H&H Oil
-Articles of Organization of Vertex-GP
-Limited Liability Company Agreement of Vertex-GP
-Resolutions
-Incumbency

18.	Fee Letter
19.	Loan Request (Revolving Loan)
20.	Loan Request (Term Loan)
21.	Legal Opinion of The Loev Law Firm, PC
22.	Flow of Funds Memorandum
23.	Certificates of Existence/Good Standing/Authority -Borrower (Nevada) -CMT (TX) -Crossroad Carriers (TX) -Vertex Recovery (TX) -H&H Oil (TX) -Target (Nevada) -Vertex-GP (Nevada)
24.	UCC Lien Searches -Borrower (Nevada) -CMT (TX) -Crossroad Carriers (TX) -Vertex Recovery (TX) -H&H Oil (TX) -Target (Nevada) -Vertex-GP (Nevada)
25.	UCC-1 Financing Statements -Borrower (Nevada) -CMT (TX) -Crossroad Carriers (TX) -Vertex Recovery (TX) -H&H Oil (TX) -Target (Nevada) -Vertex-GP (Nevada)
26.	Post-Closing Letter Agreement

27.	Payment of Lender’s fees and expenses
28.	Due Diligence Review by Lender
29.	Insurance Certificates
a. Liability
b. Casualty
c. Flood, (Nueces County Property)
30.	Release of Liens – Regions Bank a.Harris County b.Travis County c.Chambers County
31.	Release of Liens – Harold and Victoria Heine (Travis County)
32.	Release of Liens – Charter Bank
33.	Release of Liens – Compass Bank
34.	Deeds from B & S Cowart Family, LP, to Target a.Harris County Property b.Travis County Property
35.	Deed of Trust (Harris County) -Harris County Property
36.	Deed of Trust (Nueces County) -Nueces County Property
37.	Deed of Trust (Travis County) -Travis County Property
38.	Leasehold Deed of Trust (Chambers County) -Leasehold Property
39.	Copy of Ground Lease – Leasehold Property
40.	Consent to Leasehold Deed of Trust executed by the Landlord
41.	Surveys
a.Harris County Property
b.Nueces County Property
c.Travis County Property
d.Leasehold Property

42.	Environmental Reports a.Harris County Property b.Nueces County Property c.Travis County Property d.Leasehold Property
43.	Appraisals a.Harris County Property b.Nueces County Property c.Travis County Property
44.	Flood Determinations a.Harris County Property b.Nueces County Property c.Travis County Property d.Leasehold Property
45.	Notice to Borrower in Special Flood Hazard Area a.Nueces County Property
46.	Title Commitment a.Harris County Property b.Nueces County Property c.Travis County Property d.Leasehold Property
47.	Title Objection Letter from PH
48.	Instruction Letter to Title Company
49.	Title Company Affidavits
50.	Settlement Statements a.Harris County Property b.Nueces County Property c.Travis County Property d.Leasehold Property

SCHEDULE 7.2

Subsidiaries

Parent	Subsidiary	I/O Shares/Units	% Ownership	Entity Type	Jurisdiction of Incorporation
Vertex Energy, Inc.	Vertex Merger Sub, LLC	1	100%	Limited Liability Company	California
Vertex Energy, Inc.	Vertex Acquisition Sub, LLC	100,000	100%	Limited Liability Company	Nevada
Vertex Energy, Inc.	Vertex II GP, LLC	N/A	100%	Limited Liability Company	Nevada
Vertex Acquisition Sub, LLC	Cedar Marine Terminals, LP	N/A	100%	Limited Partnership	Texas
Vertex Acquisition Sub, LLC	Cross Road Carriers, L.P.	N/A	100%	Limited Partnership	Texas
Vertex Acquisition Sub, LLC	H & H Oil, L. P.	N/A	100%	Limited Partnership	Texas
Vertex Acquisition Sub, LLC	Vertex Recovery, L.P.	N/A	100%	Limited Partnership	Texas

SCHEDULE 7.5

Litigation

On July 28, 2011, Buffalo Marine Service, Inc. (“Buffalo”) filed a complaint against Trafigura AG d/b/a Trafigura AG Inc. (“Trafigura”), KMTEX, Ltd. (“KMTEX”) and Borrower in the United States District Court for the Southern District of Texas (Civil Action No. 4:11-cv-02544).

The complaint alleged that certain maritime liquid cargo transported by Buffalo (as operator of barges) was contaminated by Trafigura (who purchased products from Borrower which were then transported on Buffalo’s barges) and /or KMTEX (who processes Borrower's products) and/or Borrower (who sold certain products to Trafigura which were then transported on Buffalo’s barges).  The causes of actions set forth in the complaint included Breach of Contract against Trafigura, Breach of Warranty against Trafigura, KMTEX and Borrower, and Negligence/Gross Negligence by Trafigura, KMTEX (who processes Borrower’s products), and Borrower.

The total amount of damages claimed by Buffalo is not currently known.  Borrower has engaged legal counsel in the matter and filed an answer to the complaint denying Buffalo’s allegations.  We intend to vigorously defend ourselves against Buffalo’s claims; however, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty.

We are not currently involved in legal proceedings, other than the complaint described above, that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations other than as described above.

SCHEDULE 7.7

Environmental Matters

None.

SCHEDULE 7.12

Place of Business

Corporate Offices:

1331 Gemini, Suite 250
Houston, Texas 77058

SCHEDULE 7.14

Trade Names

Vertex Energy, Inc.
Vertex Recovery
H&H Oil
CMT (Cedar Marine Terminals)
Crossroad Carriers

SCHEDULE 7.15

Transactions with Affiliates

None.

SCHEDULE 7.17

Material Agreements

None.